Exhibit (19)
Third Quarter 2005
Management’s Discussion and Analysis
Quarterly Financial Supplement
Nine Months Ended September 30, 2005

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2005
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
			Increase			Increase
(Dollars in millions, except per share data)	2005	2004	(Decrease)	2005	2004	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$3,403	2,965	15%	$10,174	8,664	17%
Tax-equivalent adjustment	53	63	(16)	167	190	(12)

Net interest income (Tax-equivalent)	3,456	3,028	14	10,341	8,854	17
Fee and other income	3,242	2,601	25	9,214	7,975	16

Total revenue (Tax-equivalent)	6,698	5,629	19	19,555	16,829	16
Provision for credit losses	82	43	91	168	148	14
Other noninterest expense	3,820	3,445	11	11,107	10,186	9
Merger-related and restructuring expenses	83	127	(35)	234	328	(29)
Other intangible amortization	101	99	2	323	318	2

Total noninterest expense	4,004	3,671	9	11,664	10,832	8
Minority interest in income of consolidated subsidiaries	104	28	—	239	130	84

Income before income taxes (Tax-equivalent)	2,508	1,887	33	7,484	5,719	31
Tax-equivalent adjustment	53	63	(16)	167	190	(12)
Income taxes	790	561	41	2,381	1,763	35

Net income	$1,665	1,263	32%	$4,936	3,766	31%

Diluted earnings per common share	$1.06	0.96	10%	$3.10	2.85	9%
Return on average common stockholders’ equity	13.95%	15.12	—	13.97%	15.33	—
Return on average assets	1.29%	1.18	—	1.31%	1.22	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.13%	1.33	—	1.13%	1.33	—
Allowance for loan losses as % of nonperforming assets	303	258	—	303	258	—
Allowance for credit losses as % of loans, net	1.20	1.41	—	1.20	1.41	—
Net charge-offs as % of average loans, net	0.10	0.15	—	0.09	0.15	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.37%	0.50	—	0.37%	0.50	—

CAPITAL ADEQUACY
Tier I capital ratio	7.42%	8.34	—	7.42%	8.34	—
Total capital ratio	10.79	11.22	—	10.79	11.22	—
Leverage ratio	5.96%	6.21	—	5.96%	6.21	—

OTHER FINANCIAL DATA
Net interest margin	3.20%	3.36	—	3.25%	3.42	—
Fee and other income as % of total revenue	48.40	46.21	—	47.12	47.39	—
Effective income tax rate	32.21%	30.71	—	32.55%	31.88	—

BALANCE SHEET DATA
Securities	$117,195	102,157	15%	$117,195	102,157	15%
Loans, net	239,733	174,504	37	239,733	174,504	37
Total assets	532,381	436,698	22	532,381	436,698	22
Total deposits	320,439	252,981	27	320,439	252,981	27
Long-term debt	45,846	41,444	11	45,846	41,444	11
Stockholders’ equity	$46,757	33,897	38%	$46,757	33,897	38%

OTHER DATA
Average diluted common shares (In millions)	1,575	1,316	20%	1,590	1,321	20%
Actual common shares (In millions)	1,553	1,308	19	1,553	1,308	19
Dividends paid per common share	$0.51	0.40	28	$1.43	1.20	19
Dividend payout ratio on common shares	48.11%	41.67	15	46.13%	42.11	10
Book value per common share	$30.10	25.92	16	$30.10	25.92	16
Common stock price	47.59	46.95	1	47.59	46.95	1
Market capitalization	$73,930	61,395	20	$73,930	61,395	20
Common stock price to book value	158%	181	(13)	158%	181	(13)
FTE employees	92,907	84,503	10	92,907	84,503	10
Total financial centers/brokerage offices	3,840	3,215	19	3,840	3,215	19
ATMs	5,119	4,395	16%	5,119	4,395	16%

Management’s Discussion and Analysis

This discussion contains forward-looking statements. Please refer to our Third Quarter 2005 Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Executive Summary

Summary of Results of Operations	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004

Net interest income (GAAP)	$3,403	2,965	10,174	8,664
Tax-equivalent adjustment	53	63	167	190

Net interest income (a)	3,456	3,028	10,341	8,854
Fee and other income	3,242	2,601	9,214	7,975

Total revenue (a)	6,698	5,629	19,555	16,829
Provision for credit losses	82	43	168	148
Other noninterest expense	3,820	3,445	11,107	10,186
Merger-related and restructuring expenses	83	127	234	328
Other intangible amortization	101	99	323	318

Total noninterest expense	4,004	3,671	11,664	10,832
Minority interest in income of consolidated subsidaries	104	28	239	130
Income taxes	790	561	2,381	1,763
Tax-equivalent adjustment	53	63	167	190

Net income	1,665	1,263	4,936	3,766

Diluted earnings per common share	$1.06	0.96	3.10	2.85

(a) Tax-equivalent.
Wachovia’s net income in the first nine months of 2005 was $4.9 billion, up 31 percent from the first nine months of 2004, and diluted earnings per common share were $3.10, up 9 percent. These amounts include after-tax net merger-related and restructuring expenses of 9 cents per share in the first nine months of 2005 and 11 cents per share in the first nine months of 2004. Results reflect the merger of Wachovia and SouthTrust Corporation, which closed on November 1, 2004. Under the purchase method of accounting, prior periods have not been restated.
In the first nine months of 2005 compared with the first nine months of 2004, revenue grew 16 percent to $19.6 billion on 23 percent growth in average earning assets. These results reflect:
•	A 17 percent increase in net interest income related to balance sheet growth due to the SouthTrust acquisition as well as organic growth.

•	16 percent growth in fee and other income from, in addition to SouthTrust, increased debit card interchange fees, capital markets fees, trading revenues and gains on the sale of equity securities received in settlement of problem loans. Weaker market activity dampened commissions.

•	Fee income represented 47 percent of our total revenue in the first nine months of 2005 and 2004.
The provision rose to $168 million and included $13 million related to loan sales and transfers. Credit quality remained very strong, with a 24 percent decline in total nonperforming assets, including loans held for sale, from December 31, 2004. The annualized net charge-off ratio was 0.09 percent, down from 0.15 percent in the first nine months of 2004. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent.

Average net loans in the first nine months of 2005 increased $60.9 billion from the first nine months of 2004 to $224.7 billion. This increase included not only the addition from SouthTrust, but also the effect of a net $9.4 billion of consumer real estate-secured loans transferred to the loan portfolio in the fourth quarter of 2004 from loans held for sale and $2.6 billion in higher net leasing balances due to a previously reported income tax settlement. In addition, commercial loans reflected strength in middle-market commercial and large corporate lending. Average core deposits increased $53.9 billion from the first nine months of 2004 to $275.8 billion, and average low-cost core deposits increased $44.8 billion to $226.9 billion, primarily due to SouthTrust.
Merger and other expense efficiencies held noninterest expense growth to 8 percent from the first nine months of 2004, which drove a 472 basis point improvement in the overhead efficiency ratio to 59.65 percent. Further information about our goals for improving efficiency is in the Outlook section.
Our diversified business model and strategic focus on expense control helped drive solid performance by our four major businesses amid industry challenges such as a flattening yield curve and a weak retail brokerage environment.
•	The General Bank’s earnings rose 35 percent on 24 percent higher revenue from the first nine months of 2004 largely due to increased earning assets related to the SouthTrust acquisition and other loan growth. The General Bank’s overhead efficiency ratio was a record low 48.97 percent.

•	Capital Management grew earnings 17 percent from the first nine months of 2004 despite a modest decline in revenues as efficiencies from the now-completed retail brokerage integration offset weak brokerage transaction activity.

•	Wealth Management generated a 30 percent increase in earnings on record revenue, up 19 percent. These results reflected strong growth in loans and deposits, improved trust and investment management fees, and the May 2005 acquisition of an insurance brokerage firm.

•	Our Corporate and Investment Bank generated modest earnings growth on 10 percent higher revenue with particular strength in advisory, underwriting and other investment banking fees, along with higher trading results. Net interest income declined due to higher funding costs associated with our commercial leasing portfolio, and a change in the mix of trading assets, which lowered the overall spread in the trading portfolio. Expenses rose due to higher variable compensation and strategic hiring in key positions.
In addition, as we manage interest rate risk, we believe a rising rate environment — assuming it is accompanied by a rebound in business activity in the wake of a more robust economy — will produce many benefits for our business model. Our investment and hedging strategy is designed to achieve our goal of stable and growing net interest income in a variety of rate environments, and we believe we are well positioned with our current neutral to slightly liability sensitive stance for anticipated rises in interest rates and a flatter yield curve indicated by market forward rate projections. Our balance sheet is strong and “well capitalized” under regulatory guidelines with a tier 1 capital ratio of 7.42 percent and a leverage ratio of 5.96 percent at September 30, 2005.

In August 2005, Wachovia’s board of directors increased the quarterly dividend paid to common stockholders to 51 cents per share from 46 cents per share. In the first nine months of 2005, we paid common stockholders total dividends of $2.2 billion, or $1.43 per common share, up 19 percent from the first nine months of 2004. This represented a dividend payout ratio on earnings in the first nine months of 2005 of 46.13 percent, or 43.07 percent excluding merger-related and restructuring expenses, other intangible amortization and a change in accounting principle, which is in line with our goal of paying out 40 percent to 50 percent of earnings on this basis.
In the third quarter of 2005 compared with the third quarter of 2004, net income including the SouthTrust impact rose 32 percent to $1.7 billion, and diluted earnings per common share rose 10 percent to $1.06. These amounts include after-tax net merger-related and restructuring expenses of 3 cents per share in the third quarter of 2005 and 4 cents per share in the third quarter of 2004.
Total revenue rose 19 percent to $6.7 billion in the third quarter of 2005 compared with the third quarter of 2004, with 14 percent growth in tax-equivalent net interest income and 25 percent growth in fee and other income. Net interest income growth reflected higher loans and deposits, largely related to SouthTrust. Growth in fee and other income, in addition to SouthTrust, was generally across-the-board, with improved service charges and banking fees, higher brokerage and insurance commissions, and solid investment banking fees, particularly in advisory and underwriting. Trading profits rebounded and principal investing results were strong, although down from the third quarter a year ago. Securities gains were modest. Merger and other expense efficiencies held expense growth to 9 percent.
Outlook
Our diversified business model and strong execution in our four major businesses on their efficiency initiatives and revenue growth strategies give us confidence Wachovia will be one of the leading growth companies in our industry. We continue to make excellent progress in meeting our corporate objectives of revenue growth and disciplined expense control, increased distribution of products and services, hallmark customer service and balance sheet strength.
Our overall financial outlook for 2005 remains relatively unchanged, although we have revised the underlying assumptions due to changing economic conditions during the course of the year. Our assumptions include growth in the real gross domestic product (GDP) of 3.50 percent; inflation (based on the Consumer Price Index) of 3.70 percent; a federal funds rate of 4.25 percent by December 2005; and a 10-year Treasury bond rate of 4.50 percent by December 2005. We also note that while our original outlook incorporated growth in the S&P 500 index of 6.00 percent, this index was unchanged in mid-October 2005.
This outlook compares growth rates from an illustrative combined Wachovia-SouthTrust, as if the two companies had been merged on January 1, 2004. This illustrative comparison includes Wachovia’s full year 2004 results plus SouthTrust’s results from January 1, 2004, to October 31, 2004, and includes assumed deposit base and other intangible amortization. The following outlook is for the full year 2005:

•	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis;

•	A 15 basis point to 20 basis point decline (with slight improvement expected between the third and fourth quarters of 2005) in the net interest margin from 3.42 percent for full year 2004;

•	Fee income growth in the high single-digit percentage range;
•	Noninterest expense (excluding merger-related and restructuring expenses) flat to slightly down, reflecting an estimated $250 million of incremental expense savings related to the retail brokerage integration, $250 million related to SouthTrust and approximately $150 million in 2005 related to our efficiency initiative;

•	Minority interest expense (excluding merger-related and restructuring expenses) in the range of 3.0 percent to 3.5 percent of pre-tax income (before minority interest expense);

•	Loan growth in the low teens percentage range, including consumer loan growth in the low- to mid-teens and commercial loan growth in the high-single-digit range;

•	Net charge-offs in the 10 basis point to 20 basis point range with provision expense also expected to be in this range;

•	An effective tax rate of approximately 34.0 percent to 34.5 percent on a tax-equivalent basis;

•	A leverage ratio above 6.00 percent and a tangible capital to tangible asset ratio of approximately 4.7 percent to 4.8 percent;

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses and other intangible amortization; and

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
Recent proposals on leveraged lease accounting and uncertain tax positions by the Financial Accounting Standards Board (FASB), if adopted as currently proposed, may have an impact on our financial results in future periods. The impact, if adopted as currently proposed, would include (i) a one-time noncash charge to the results of operations recorded as a cumulative effect of a change in accounting principle, and (ii) the recognition as income in future periods of amounts in the aggregate approximating the amount of the one-time charge. Please see the Accounting and Regulatory Matters section for additional information about these FASB proposals.
The 15-month integration of SouthTrust is proceeding on track and on budget. Deposit and branch conversions in overlapping states were completed in June 2005 and in the states in our extended footprint in October 2005. We project $255 million in annual after-tax expense reductions beginning in the first quarter of 2006 after integration is complete, and merger-related and restructuring expenses and exit cost purchase accounting adjustments of $431 million after tax. In addition, we have recorded preliminary fair market value purchase accounting adjustments of $341 million after tax, representing a net increase in goodwill. These are preliminary adjustments and are subject to further refinements as integration plans and valuations are finalized.

In addition, in the third quarter of 2005, we announced agreements to acquire or invest in opportunities that we believe will augment the diversity of our business model and deepen our customer relationships. The agreements include:
•	Expansion of our auto dealer financial services business and the addition of 19 retail banking offices in Southern California through the purchase of Westcorp and WFS Financial Inc. of Irvine, California, in a $3.9 billion transaction. The terms of the merger agreement call for Westcorp shareholders to receive 1.2749 shares of Wachovia common stock in exchange for each share of Westcorp common stock, and for WFS Financial shareholders to receive 1.4661 shares of Wachovia common stock for each share of WFS Financial common stock. The transaction is expected to close in the first quarter of 2006, subject to regulatory and Westcorp’s and WFS Financial’s shareholder approval.
•	The international correspondent banking business of UnionBanCal Corporation of San Francisco, California for $245 million in cash, subject to an upward adjustment not to exceed $45 million based upon business retention. The substantial majority of this transaction was consummated on October 6, 2005, while the operations of certain non-U.S. offices remain to be transferred to Wachovia pending receipt of certain required foreign regulatory approvals.

•	The nationwide residential mortgage banker, AmNet Mortgage, Inc., of San Diego, California, for $10.30 in cash per AmNet share or approximately $83 million. The transaction is expected to close in the fourth quarter of 2005, subject to regulatory and AmNet shareholder approval.

•	A minority ownership stake in Golden Capital Management, LLC, an investment management firm with $2.1 billion in assets headquartered in Charlotte, North Carolina. Golden Capital will serve as a sub-advisor to Evergreen Private Asset Management, the high net worth division of Evergreen Investments. The transaction, which is private, is expected to close in the fourth quarter of 2005.
In November 2005, we announced our intention to re-enter the credit card market as a direct issuer beginning in January 2006. This announcement coincided with our decision to terminate our existing joint marketing agreement with MBNA Corporation, as a result of the proposed Bank of America/MBNA merger, which is expected to close on January 1, 2006. Upon consummation of that merger, MBNA is required to pay us a $100 million termination fee, which will be recorded as income on the effective date of the merger. The proceeds of this fee will defray the costs of re-entering the credit card business.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our goal to have the lowest overhead efficiency ratio in our peer group, because of our business mix. We believe we will slow expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities in the range of $400 million to $500 million and work continues. We also expect to reinvest approximately 30 percent to 50 percent of the identified annual savings to increase revenues in our higher growth businesses.

In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, changes in accounting principle and intangible amortization, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows:

· General Bank	45 percent to 47 percent
· Capital Management	75 percent to 77 percent
· Wealth Management	60 percent to 62 percent
· Corporate and Investment Bank	49 percent to 51 percent
· Wachovia Corporation	52 percent to 55 percent
Segment tables in the Business Segments section have additional information.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
It is important to understand our more significant accounting policies and the extent to which we use judgment and estimates in applying those policies when analyzing our financial position and results of operations. Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2004 Annual Report on Form 10-K.

Corporate Results of Operations
Our results for the first nine months of 2005 reflect the November 1, 2004, merger of Wachovia and SouthTrust Corporation.

Average Balance Sheets and Interest Rates	Nine Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2004
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,516	3.05%	$3,467	1.27%
Federal funds sold	24,467	3.05	25,013	1.17
Trading account assets	33,577	4.78	26,402	4.18
Securities	114,956	5.11	99,980	4.87
Commercial loans, net	130,530	5.50	93,125	4.52
Consumer loans, net	94,171	5.71	70,684	5.20

Total loans, net	224,701	5.59	163,809	4.81

Loans held for sale	14,500	5.56	15,168	4.20
Other earning assets	10,296	4.90	11,241	3.12

Risk management derivatives	—	0.24	—	0.44

Total earning assets	425,013	5.46	345,080	4.84

Interest-bearing deposits	237,550	1.85	187,519	1.06
Federal funds purchased	53,954	2.84	47,340	1.14
Commercial paper	13,191	2.91	12,099	1.16
Securities sold short	10,776	3.37	10,464	2.76
Other short-term borrowings	6,511	1.75	6,165	0.76
Long-term debt	47,764	4.35	38,359	3.99
Risk management derivatives	—	0.14	—	0.12

Total interest-bearing liabilities	369,746	2.54	301,946	1.62

Net interest income and margin	$10,341	3.25%	$8,854	3.42%

Net Interest Income and Margin Tax-equivalent net interest income increased 17 percent in the first nine months of 2005 from the first nine months of 2004 due to balance sheet growth reflecting the SouthTrust merger as well as strong organic deposit growth. Balance sheet growth offset compression in the net interest margin, which declined 17 basis points to 3.25 percent primarily due to the impact of growth in our FDIC-insured sweep product and related investments, growth in structured product and mortgage warehouses, increased low-yielding trading assets, lower contributions from hedge-related derivatives, and the impact of a flattening yield curve, partially offset by wider deposit spreads. The average federal funds discount rate in the first nine months of 2005 was 181 basis points higher than the average for the first nine months of 2004, while average longer-term two-year rates increased 148 basis points and 10-year treasury note rates decreased 9 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are used to manage the interest rate risk inherent in our assets and liabilities. In the event that these strategies provide less benefit to current income in the short-term, we would expect them to benefit future periods. In the first nine months of 2005, net interest rate risk management-related derivative income contributed $369 million to net interest income, representing a 12 basis point impact on our net interest margin, compared with $865 million, or 33 basis points, in the first nine months of 2004. Risk management-related derivatives are those that have been designated and accounted for as accounting hedges.

Fee and Other Income	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2005	2004	2005	2004

Service charges	$555	499	1,596	1,459
Other banking fees	385	313	1,091	883
Commissions	615	568	1,817	1,981
Fiduciary and asset management fees	732	668	2,174	2,072
Advisory, underwriting and other investment banking fees	294	237	784	640
Trading account profits (losses)	146	(60)	262	51
Principal investing	166	201	266	254
Securities gains (losses)	29	(71)	163	(33)
Other income	320	246	1,061	668

Total fee and other income	$3,242	2,601	9,214	7,975

Fee and Other Income Sixteen percent fee and other income growth in the first nine months of 2005 compared with the first nine months of 2004 included the impact of SouthTrust and also reflected:
•	Improved debit card interchange income.

•	Lower commissions reflecting weak retail brokerage markets.

•	Improved investment banking fees, particularly in advisory and underwriting.

•	Strong trading revenues.

•	Investment portfolio gains of $75 million and gains in our Corporate and Investment Bank of $88 million, principally related to structured products activity.

•	$122 million in gains on the sale of equity securities received in settlement of loans and a $38 million gain on the sale of our investment in a United Kingdom asset-based lending subsidiary, which are included in other income.
Many of the same factors contributed to the 25 percent growth in the third quarter of 2005 from the third quarter of 2004. Other contributing factors beyond the impact of SouthTrust included:
•	Growth in brokerage and insurance commissions, largely reflecting the impact of the Palmer & Cay acquisition.

•	Increased advisory, underwriting and other investment banking fees largely from growth in merger and acquisition advisory services and structured products.

•	Strong principal investing results, although down from the prior year’s third quarter.

•	Modest securities gains compared with losses in the prior year.

Noninterest Expense	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2005	2004	2005	2004

Salaries and employee benefits	$2,476	2,118	7,201	6,464
Occupancy	260	234	781	687
Equipment	276	268	810	780
Advertising	50	46	142	142
Communications and supplies	158	149	478	457
Professional and consulting fees	167	134	449	369
Sundry expense	433	496	1,246	1,287

Other noninterest expense	3,820	3,445	11,107	10,186
Merger-related and restructuring expenses	83	127	234	328
Other intangible amortization	101	99	323	318

Total noninterest expense	$4,004	3,671	11,664	10,832

Noninterest Expense Noninterest expense increased 8 percent in the first nine months of 2005 from the first nine months of 2004 largely due to the SouthTrust merger, offset by merger and other expense efficiencies. In addition to the SouthTrust impact, increased salaries and employee benefits, higher revenue-based incentives and strategic hiring led to the increase. Noninterest expense increased 9 percent in the third quarter of 2005 from the third quarter of 2004 largely due to the same factors.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first nine months of 2005 of $234 million included $170 million related to the SouthTrust merger and $63 million related to the retail brokerage transaction, the integration of which is completed. In the first nine months of 2004, we recorded $328 million of these expenses relating to the retail brokerage and First Union-Wachovia transactions, offset by $3 million in reversals.
In the third quarter of 2005, we recorded $83 million in net merger-related and restructuring expenses, of which $82 million related to the SouthTrust merger, compared with a total of $127 million in the third quarter of 2004.
We currently expect total merger-related and restructuring expenses for the SouthTrust merger to be $253 million before tax, of which $211 million had been recorded by September 30, 2005, with the remaining to be incurred through the first quarter of 2006.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. In this section, we discuss the performance and results of our business segments in the first nine months of 2005 compared with the first nine months of 2004. Business segment data excludes merger-related and restructuring expenses and intangible amortization.
Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Please refer to our 2004 Annual Report for additional information related to our business segments and performance metrics.

We continuously update segment information for changes that occur in the management of our businesses. The impact of changes in the first nine months of 2005 to previously reported segment earnings for full year 2004 was:
•	A $7 million decrease in the General Bank,

•	A $5 million decrease in Capital Management,

•	A $7 million increase in Wealth Management,

•	A $42 million decrease in the Corporate and Investment Bank, and

•	A $47 million increase in the Parent.

General Bank	Three Months Ended		Nine Months Ended
Performance Summary	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$2,434	1,985	7,203	5,728
Fee and other income	760	601	2,131	1,772
Intersegment revenue	56	43	148	121

Total revenue (Tax-equivalent)	3,250	2,629	9,482	7,621
Provision for credit losses	77	74	202	207
Noninterest expense	1,584	1,362	4,643	3,990
Income taxes (Tax-equivalent)	583	433	1,702	1,243

Segment earnings	$1,006	760	2,935	2,181

Performance and other data
Economic profit	$775	592	2,229	1,655
Risk adjusted return on capital (RAROC)	54.85%	57.00	53.46	53.63
Economic capital, average	$7,019	5,123	7,021	5,187
Cash overhead efficiency ratio (Tax-equivalent)	48.74%	51.80	48.97	52.35
Lending commitments	$105,598	76,592	105,598	76,592
Average loans, net	163,801	124,687	161,685	121,696
Average core deposits	$208,718	170,188	205,460	165,798
FTE employees	41,609	34,519	41,609	34,519

General Bank The General Bank segment includes our Retail and Small Business and Commercial lines of business. Results reflect the SouthTrust acquisition. Key General Bank trends in the first nine months of 2005 compared with the first nine months of 2004 included:
•	35 percent earnings growth on 24 percent higher revenue driven by 26 percent growth in net interest income and a 20 percent increase in fee and other income, largely due to SouthTrust.
•	Growth in net interest income was generated by higher loans and deposits due to the SouthTrust impact as well as organic growth. Middle-market lending led commercial loan growth while real estate-secured lending led consumer loan growth. The deposit mix continued to shift in the rising rate environment, with core deposit growth driven by consumer certificates of deposit and money market deposits.

•	Increased fee and other income, in addition to higher volume largely related to SouthTrust, was driven by higher service charges, debit card interchange income and mortgage banking income and origination fees.
•	Continued improvement in the overhead efficiency ratio, despite the SouthTrust impact and our de novo branch initiative, due to merger efficiencies and strong expense management.

In the third quarter of 2005 compared with the third quarter of 2004, the same trends drove General Bank results. In addition:
•	Excluding the SouthTrust impact, higher earnings credits in a rising rate environment dampened commercial deposit charges. Commercial money market outflows slowed.
•	The rate environment also slowed growth in prime equity lines and the lending mix began shifting from variable rate to fixed.

•	Loan margins tightened.

Capital Management	Three Months Ended		Nine Months Ended
Performance Summary	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$171	155	486	410
Fee and other income	1,201	1,124	3,578	3,703
Intersegment revenue	(12)	(13)	(36)	(37)

Total revenue (Tax-equivalent)	1,360	1,266	4,028	4,076
Provision for credit losses	—	—	—	—
Noninterest expense	1,111	1,094	3,293	3,456
Income taxes (Tax-equivalent)	93	62	271	225

Segment earnings	$156	110	464	395

Performance and other data
Economic profit	$117	74	349	282
Risk adjusted return on capital (RAROC)	44.22%	33.27	44.32	38.28
Economic capital, average	$1,399	1,312	1,401	1,379
Cash overhead efficiency ratio (Tax-equivalent)	81.86%	86.39	81.78	84.78
Lending commitments	$184	107	184	107
Average loans, net	694	643	675	508
Average core deposits	$30,700	29,547	31,194	24,558
FTE employees	18,340	19,699	18,340	19,699

Capital Management Capital Management includes Retail Brokerage Services, which includes retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized investment advisory services, and corporate and institutional trust services. Key Capital Management trends in the first nine months of 2005 compared with the first nine months of 2004 included:
•	17 percent earnings growth despite a slight decline in revenue as noninterest expense declined as a result of efficiencies from the now-completed brokerage integration, which offset weak retail brokerage commissions.

•	A 19 percent increase in net interest income largely as a result of $6.6 billion in average core deposit growth primarily due to the movement of money market fund balances to the FDIC-insured sweep product.

•	A 3 percent decline in fee and other income as higher retail brokerage recurring income, including managed account fees, was offset by lower retail brokerage commissions due to sluggish transaction activity and the impact of lower asset management fee income from the sale of two nonstrategic businesses in 2004.
•	$3.2 billion in revenue from the retail brokerage businesses, down $43 million, as transactional revenues declined 13 percent to $1.5 billion, partially offset by 11 percent growth in recurring and other income to $1.7 billion.

•	$832 million in revenue from the asset management businesses, down $8 million due to a $27 million decline from the 2004 sale of the two non-

strategic businesses, partially offset by higher equity assets under management and a modest benefit from the SouthTrust merger.
•	A 5 percent decline in noninterest expense largely due to ongoing efficiencies gained from the now-completed retail brokerage integration. The overhead efficiency ratio improved 300 basis points to 81.78 percent.
Trends in the third quarter 2005 compared with the third quarter of 2004 included:
•	A 7 percent increase in revenue generated by solid growth in recurring income and improved retail brokerage activity. Brokerage managed account assets, which produce recurring income, reached a record $99.7 billion at September 30, 2005.

•	2 percent expense growth on higher brokerage commissions, partially offset by efficiencies gained from the now-completed brokerage integration.

Mutual Funds	2005						2004
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		3Q05	3Q05
		Fund		Fund		Fund		Fund		Fund	vs	vs
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	2Q05	3Q04

Assets under management
Equity	$31	30%	$30	29%	$29	29%	$29	27%	$26	25%	3%	19
Fixed income	25	25	25	25	26	26	27	26	27	25	—	(7)
Money market	46	45	47	46	45	45	50	47	54	50	(2)	(15)

Total mutual fund assets	$102	100%	$102	100%	$100	100%	$106	100%	$107	100%	1%	(4)

Total Assets Under Management	2005						2004				3Q05	3Q05
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		vs	vs
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	2Q05	3Q04

Assets under management
Equity	$83	32%	$80	31%	$79	32%	$81	32%	$73	29%	4%	14
Fixed income	114	45	111	44	114	45	112	44	111	45	3	3
Money market	59	23	63	25	59	23	63	24	65	26	(6)	(9)

Total assets under management	$256	100%	$254	100%	$252	100%	$256	100%	$249	100%	1	3
Securities lending	50	—	48	—	45	—	41	—	36	—	3	37

Total assets under management and securities lending	$306	—	$302	—	$297	—	$297	—	$285	—	1%	7

Total assets under management grew slightly from year-end 2004 to $256.5 billion.
•	Total net outflows were approximately $2 billion in the first nine months of 2005, offset by net asset appreciation of approximately $2 billion since year-end 2004 from increased market valuations.

•	Equity mutual fund assets reached a record $31.2 billion at September 30, 2005, led by positive equity mutual funds sales and improving equity markets.

Wealth Management	Three Months Ended		Nine Months Ended
Performance Summary	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$147	129	430	359
Fee and other income	191	143	520	441
Intersegment revenue	1	2	4	4

Total revenue (Tax-equivalent)	339	274	954	804
Provision for credit losses	6	(1)	5	(1)
Noninterest expense	235	191	645	571
Income taxes (Tax-equivalent)	35	31	111	85

Segment earnings	$63	53	193	149

Performance and other data
Economic profit	$48	36	144	98
Risk adjusted return on capital (RAROC)	47.41%	42.66	49.20	39.98
Economic capital, average	$528	447	504	449
Cash overhead efficiency ratio (Tax-equivalent)	68.99%	69.93	67.54	71.06
Lending commitments	$5,574	4,390	5,574	4,390
Average loans, net	14,180	11,204	13,546	10,671
Average core deposits	$13,224	12,171	13,227	11,697
FTE employees	4,660	3,671	4,660	3,671

Wealth Management Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance brokerage services for wealthy individuals, their families and businesses. Results include the impact of the May 2005 acquisition of Palmer & Cay, Inc., an insurance brokerage firm, as well as SouthTrust. Key Wealth Management trends in the first nine months of 2005 compared with the first nine months of 2004 included:
•	30 percent earnings growth driven by a 19 percent increase in revenue, which outpaced 13 percent expense growth.
•	20 percent growth in net interest income was driven by higher volume in both consumer and commercial lending and by deposit growth.

•	18 percent higher fee and other income was due to the impact of Palmer & Cay as well as improved trust and investment management fees on higher assets under management in improved markets.
•	Higher provision expense of $5 million. In addition, noninterest expense growth largely related to Palmer & Cay and higher incentives on increased revenue production.

•	Assets under management grew slightly from year-end 2004 to $65.6 billion.
These trends also drove results in the third quarter of 2005 compared with the prior year’s third quarter.

Corporate and Investment Bank	Three Months Ended		Nine Months Ended
Performance Summary	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$549	587	1,661	1,772
Fee and other income	1,011	786	2,779	2,241
Intersegment revenue	(45)	(33)	(118)	(90)

Total revenue (Tax-equivalent)	1,515	1,340	4,322	3,923
Provision for credit losses	(3)	(15)	(14)	(45)
Noninterest expense	809	682	2,253	1,920
Income taxes (Tax-equivalent)	263	247	774	753

Segment earnings	$446	426	1,309	1,295

Performance and other data
Economic profit	$263	269	782	820
Risk adjusted return on capital (RAROC)	29.63%	34.19	30.36	35.10
Economic capital, average	$5,603	4,603	5,402	4,543
Cash overhead efficiency ratio (Tax-equivalent)	53.39%	50.86	52.12	48.93
Lending commitments	$93,938	75,732	93,938	75,732
Average loans, net	38,783	32,854	37,832	30,579
Average core deposits	$24,797	18,597	22,749	17,506
FTE employees	4,799	4,548	4,799	4,548

Corporate and Investment Bank Our Corporate and Investment Bank segment includes corporate lending, investment banking, and treasury and international trade finance. Key Corporate and Investment Bank trends in the first nine months of 2005 compared with the first nine months of 2004 included:
•	Modest earnings growth on 10 percent higher revenue as higher fee and other income overcame a decline in net interest income.
•	Fee and other income rose 24 percent largely due to record results in advisory and underwriting fees, with particular strength in structured products and merger and acquisition advisory activity. Strong trading profits and principal investing gains, driven by both direct and fund investments, also contributed to the increase. In addition, nine month 2005 results included a first quarter gain of $122 million on the sale of equity securities received in settlement of loans and a second quarter $41 million gain on a structured products consumer loan securitization.

•	Net interest income declined 6 percent primarily due to higher funding costs associated with the second quarter 2004 resolution of tax matters related to our commercial leasing portfolio and a change in the mix of trading assets, which lowered the overall spread in the trading portfolio.

•	A 17 percent increase in noninterest expense due to higher variable compensation and increased strategic hiring in key positions resulting in a higher overhead efficiency ratio.
•	Average loan growth reflecting higher corporate loans and the inclusion of SouthTrust. Recoveries continued to be a net benefit to the provision.

•	A 30 percent increase in average core deposits primarily from higher commercial mortgage servicing and international correspondent banking.
The trends described above also largely drove results in the third quarter of 2005 compared with the third quarter of 2004. In addition, the 6 percent decline in net interest income quarter over quarter also reflected a decline in the commercial leasing portfolio.

Parent	Three Months Ended		Nine Months Ended
Performance Summary	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$155	172	561	585
Fee and other income	79	(53)	206	(182)
Intersegment revenue	—	1	2	2

Total revenue (Tax-equivalent)	234	120	769	405
Provision for credit losses	2	(15)	(25)	(13)
Noninterest expense	182	215	596	567
Minority interest	105	65	264	214
Income taxes (Tax-equivalent)	(100)	(114)	(231)	(259)

Segment earnings (loss)	$45	(31)	165	(104)

Performance and other data
Economic profit	$34	(50)	126	(126)
Risk adjusted return on capital (RAROC)	16.06%	2.55	17.89	3.62
Economic capital, average	$2,529	2,253	2,462	2,256
Cash overhead efficiency ratio (Tax-equivalent)	35.05%	96.32	35.51	61.86
Lending commitments	$433	319	433	319
Average loans, net	11,502	(836)	10,963	355
Average core deposits	$3,309	2,486	3,132	2,305
FTE employees	23,499	22,066	23,499	22,066

Parent Parent includes all asset and liability management functions, including managing our investment portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of our HomEq Servicing business, which is responsible for home equity loan servicing, including that generated and retained by our mortgage company, as well as servicing for third party portfolios. Key trends in the Parent segment in the first nine months of 2005 compared with the first nine months of 2004 included:
•	A revenue increase due to higher fee and other income, offset by a small decline in net interest income.
•	Higher fee and other income including a $211 million increase in securities gains and a $177 million increase in other income.

•	Other income included a gain of $38 million associated with the sale of an asset-based lending subsidiary in the United Kingdom and a $45 million increase in income from asset securitizations, which included $60 million of losses related to auto loan securitization activity. Other income in 2004 included a loss of $68 million associated with a sale and leaseback of corporate real estate.
•	A $13.2 billion increase in average securities to $106.6 billion reflecting deposit growth and higher balance sheet positions as discussed in the Balance Sheet Analysis section.

•	A $29 million increase in noninterest expense.
In the third quarter of 2005 compared with the third quarter of 2004:
•	Total revenue increased $114 million primarily due to higher fee and other income reflecting higher securities gains of $99 million and an increase in trading profits of $34 million.

•	Other income rose $31 million, primarily reflecting higher income from corporate investments of $22 million.

•	Noninterest expense declined 15 percent primarily due to lower legal costs.

This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $264 million in the first nine months of 2005 compared with $214 million in the first nine months of 2004.
Balance Sheet Analysis
Securities The increase in securities available for sale from December 31, 2004, reflects higher business unit positions, deposit growth and greater use of cash securities in lieu of derivatives to maintain our relatively neutral interest rate risk position. The Interest Rate Risk Management section further explains our interest rate risk management practices. The average rate earned on securities available for sale was 5.11 percent in the first nine months of 2005 and 4.87 percent in the first nine months of 2004. Unrealized net securities gains declined due to the effect of higher rates.

Securities Available For Sale
	September 30,	December 31,
(In billions)	2005	2004

Market value	$117.2	110.6
Net unrealized gain	$0.1	1.8

Memoranda (Market value)
Residual interests	$0.8	0.9
Retained bonds
Investment grade (a)	4.4	5.2
Other	0.1	—

Total	$4.5	5.2

(a) Substantially all had credit ratings of AA and above.

Loans — On-Balance Sheet
	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$83,241	80,528	78,669	75,095	59,271
Real estate — construction and other	13,653	13,216	12,713	12,673	6,985
Real estate — mortgage	19,864	19,724	20,707	20,742	14,771
Lease financing	25,022	24,836	25,013	25,000	24,042
Foreign	8,888	7,549	7,504	7,716	7,402

Total commercial	150,668	145,853	144,606	141,226	112,471

Consumer
Real estate secured	80,128	76,213	74,631	74,161	54,965
Student loans	11,458	10,828	10,795	10,468	10,207
Installment loans	6,745	6,783	6,808	7,684	6,410

Total consumer	98,331	93,824	92,234	92,313	71,582

Total loans	248,999	239,677	236,840	233,539	184,053
Unearned income	9,266	9,390	9,574	9,699	9,549

Loans, net (On-balance sheet)	$239,733	230,287	227,266	223,840	174,504

Loans — Managed Portfolio (Including on-balance sheet)
	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$155,970	148,929	147,125	145,072	116,287
Real estate secured	106,261	102,761	98,161	97,021	86,043
Student loans	11,799	11,226	11,283	11,059	10,921
Installment loans	10,458	10,417	9,959	10,359	9,094

Total managed portfolio	$284,488	273,333	266,528	263,511	222,345

Loans The increase in net loans from year-end 2004 reflects growth in commercial loans, while consumer loan growth was partially offset by transfers to loans held for sale. The majority of the 7 percent growth in commercial loans reflected strength in middle-market commercial and large corporate lending, partially offset by lower commercial real estate mortgages. The 7 percent growth in consumer loans from year-end 2004 was partially offset by transfers to loans held for sale, including $1.2 billion of auto loans to loans held for sale in connection with securitization activity, and, as interest rates rose, some movement into fixed rate products particularly in the home equity market.

Our loan portfolio is broadly diversified by industry, concentration and geography:
•	Commercial loans represented 61 percent and consumer loans 39 percent of the loan portfolio at September 30, 2005.
•	79 percent of the commercial loan portfolio is secured by collateral.

•	98 percent of the consumer loan portfolio is secured by collateral or guaranteed.
•	Of our $80.1 billion consumer real estate-secured loan portfolio,
•	79 percent is secured by a first lien,

•	69 percent has a loan-to-value ratio of 80 percent or less,

•	89 percent has a loan-to-value ratio of 90 percent or less, and

•	39 percent is priced on a variable rate basis.
Our managed loan portfolio grew 8 percent from year-end 2004, reflecting the growth discussed above and real estate-secured securitizations. The managed loan portfolio includes the on-balance sheet loan portfolio, loans held for sale, loans securitized for which the retained interests are classified in securities, and the off-balance sheet portfolio of securitized loans sold where we service the loans.

Asset Quality	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$784	819	910	955	798
Foreclosed properties	112	138	132	145	101

Total nonperforming assets	$896	957	1,042	1,100	899

as % of loans, net and foreclosed properties	0.37%	0.42	0.46	0.49	0.51

Nonperforming assets in loans held for sale	$59	111	159	157	57

Total nonperforming assets in loans and in loans held for sale	$955	1,068	1,201	1,257	956

as % of loans, net, foreclosed properties and loans held for sale	0.37%	0.44	0.50	0.53	0.50

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$2,718	2,732	2,757	2,324	2,331
Balance of acquired entities at purchase date	—	—	—	510	—
Net charge-offs	(59)	(51)	(46)	(115)	(65)
Allowance relating to loans transferred or sold	(26)	(11)	(13)	(51)	3
Provision for credit losses related to loans transferred or sold (b)	12	—	1	(6)	(8)
Provision for credit losses	74	48	33	95	63

Allowance for loan losses, end of period	2,719	2,718	2,732	2,757	2,324

Reserve for unfunded lending commitments, beginning of period	158	156	154	134	146
Provision for credit losses	(4)	2	2	20	(12)

Reserve for unfunded lending commitments, end of period	154	158	156	154	134

Allowance for credit losses	$2,873	2,876	2,888	2,911	2,458

Allowance for loan losses
as % of loans, net	1.13%	1.18	1.20	1.23	1.33
as % of nonaccrual and restructured loans (c)	347	332	300	289	291
as % of nonperforming assets (c)	303	284	262	251	258
Allowance for credit losses
as % of loans, net	1.20%	1.25	1.27	1.30	1.41

Net charge-offs	$59	51	46	115	65
Commercial, as % of average commercial loans	0.05%	0.03	—	0.20	0.05
Consumer, as % of average consumer loans	0.18%	0.18	0.19	0.28	0.30
Total, as % of average loans, net	0.10%	0.09	0.08	0.23	0.15

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.43%	0.45	0.50	0.56	0.57
Consumer, as a % of loans, net	0.71%	0.77	0.80	0.80	0.89

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c)	These ratios do not include nonperforming assets included in loans held for sale.

Nonperforming Assets Nonperforming assets decreased 24 percent from year-end 2004. Nonaccrual loans declined $171 million, or 18 percent, from year-end 2004 and reflected sales of $222 million. Nonperforming assets declined to a record low 0.37 percent of loans, foreclosed properties and loans held for sale. New inflows to commercial nonaccrual loans were $634 million from year-end 2004. Impaired commercial loans were $565 million at September 30, 2005, down from $712 million at December 31, 2004.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $525 million at September 30, 2005, compared with $522 million at December 31, 2004. Of total past due loans, $46 million were commercial loans or commercial real estate loans and $479 million were consumer loans.
Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.09 percent in the first nine months of 2005 were down 6 basis points from the first nine months of 2004. Commercial net charge-offs were $25 million compared with $20 million and consumer net charge-offs were $131 million compared with $165 million in the first nine months of 2005 compared with the first nine months of 2004. The low level of net charge-offs reflects moderating trends in nonperforming assets at the current beneficial point in the credit cycle, our strategic decision to actively manage down potential problem loans and a higher level of recoveries during the period. In addition, as older vintages of consumer loans mature or pay down, a higher quality consumer loan mix remains.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. The provision for credit losses increased 14 percent from the first nine months of 2004 to $168 million in the first nine months of 2005 partially due to amounts recorded to reflect the impact of recent hurricanes. The provision also included $13 million related to loan sales and transfers as well as the addition of SouthTrust in 2004. In the third quarter of 2005 compared with the third quarter of 2004, the provision for credit losses increased 91 percent due primarily to the impact of loan sales and SouthTrust.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses decreased by $38 million from year-end 2004 to $2.7 billion at September 30, 2005, reflecting a $50 million reduction related to transfers to loans held for sale and loans sold out of the loan portfolio and reduced risk in our loan portfolio. The unallocated portion of the allowance increased from the year-end 2004 to reflect the impact of recent hurricanes, the full effect of which is under review. The reserve for unfunded lending commitments was $154 million at September 30, 2005, and at year-end 2004. The reserve for unfunded lending commitments relates to commercial loans and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. Our core business activity represents loans we originate with the intent to sell to third parties and primarily includes mortgages, commercial and consumer real estate-secured loans, and beginning in the second quarter of 2005, auto loans. At September 30, 2005, and December 31, 2004, core business activity represented substantially all of loans held for sale.

In the first nine months of 2005, we sold or securitized $21.4 billion in loans out of the loans held for sale portfolio, including $7.1 billion of commercial loans and $14.3 billion of consumer loans, primarily residential mortgages. We also transferred $1.2 billion of auto loans to loans held for sale in connection with securitization activity. Of the loans sold, $56 million were nonperforming.
In the first nine months of 2004, we sold or securitized $13.9 billion of loans out of the loans held for sale portfolio. Of these loans, $24 million were nonperforming.
Consumer real estate-secured loans in loans held for sale amounted to $10.8 billion at September 30, 2005, and $8.4 billion at year-end 2004. Mortgage loans in loans held for sale were $1.9 billion at September 30, 2005, and at year-end 2004. Auto loans in loans held for sale were $1.3 billion at September 30, 2005. Commercial loans in loans held for sale were $4.0 billion at September 30, 2005, compared with $1.7 billion at year-end 2004.
Goodwill In connection with acquisitions, we recorded purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of SouthTrust as of November 1, 2004, and of Palmer & Cay as of May 6, 2005, as well as certain exit costs related to these mergers, which have the effect of increasing goodwill. These purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation. In addition, we expect to record exit cost purchase accounting adjustments through October 2005 for SouthTrust and through April 2006 for Palmer & Cay.
For the SouthTrust merger, to date we have recorded preliminary fair value purchase accounting adjustments and corresponding increases in goodwill of $416 million ($341 million after tax) and exit cost purchase accounting adjustments of $199 million ($167 million after tax), primarily related to personnel, employee termination benefits, and occupancy and equipment costs, offset by the effect of regulatory mandated branch sales. In addition, we recorded deposit base and customer relationship intangibles of $735 million ($452 million after tax). Based on a purchase price of $14.0 billion and SouthTrust tangible stockholders’ equity of $3.9 billion, this resulted in goodwill of $10.1 billion at September 30, 2005.
In the first nine months of 2005, we favorably resolved certain exit cost liabilities related to the Wachovia Securities retail brokerage transaction and recorded a $61 million ($47 million after tax) reduction in goodwill to reflect the exit cost purchase accounting impact. Goodwill relating to this transaction was $533 million at September 30, 2005.
Liquidity and Capital Adequacy
Core Deposits Core deposits increased 5 percent from December 31, 2004, to $287.7 billion at September 30, 2005. Compared with the first nine months of 2004, average core deposits increased $53.9 billion to $275.8 billion and average low-cost core deposits increased $44.8 billion to $226.9 billion, including the SouthTrust impact.
Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $97.4 billion in the first nine months of 2005 and $80.8 billion in the first nine months of 2004. The increase was primarily related to the SouthTrust merger. Purchased funds were $110.9 billion at September 30, 2005, and $83.9 billion at December 31, 2004, reflecting commercial paper increases and higher borrowings.

Long-term Debt Long-term debt was $45.8 billion at September 30, 2005, and $46.8 billion at December 31, 2004. In the fourth quarter of 2005, scheduled maturities of long-term debt amount to $3.3 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.
Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $19.6 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $7.9 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $41.1 billion of senior or subordinated notes. In the first nine months of 2005, we issued $2.4 billion of subordinated bank notes under the global note program.
The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.
Stockholders’ Equity The slight decrease in stockholders’ equity from year-end 2004 to $46.8 billion at September 30, 2005, included repurchases of 51 million common shares at a cost of $2.7 billion in connection with our share repurchase programs and a lower level of net unrealized securities gains. The higher level of share repurchases in 2005 compared with 2004 reflect opportunistic deployment of excess capital partially related to the late 2004 SouthTrust acquisition as well as to higher earnings. In August 2005, our board of directors authorized a new 100 million share buyback program in addition to a 50 million share buyback program already in place. At September 30, 2005, we were authorized to buy back a remaining 124 million shares of common stock.

Dividend and Share Activity
	Nine Months Ended
	September 30,
(In millions, except per share data)	2005	2004

Dividends	$2,245	1,571
Dividends per common share	$1.43	1.20
Common shares repurchased	51	22
Average diluted common shares outstanding	1,590	1,321
In 2004 and 2005, we entered into transactions involving the simultaneous sale of put options and purchase of call options on 10 million shares of our common stock with expiration dates to September 2005. We entered into these equity collars to manage potential dilution associated with our employee stock options. These transactions were recorded as assets or liabilities with changes in fair value recorded in earnings. In the first nine months of 2005, we recorded a loss of $15 million related to market value changes of these collars. All of these transactions were exercised or have expired.
Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at September 30, 2005, our subsidiaries had $5.2 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $3.3 billion in dividends to the parent company in the first nine months of 2005.
Regulatory Capital Our capital ratios were above regulatory minimums in the first nine months of 2005 and we continued to be classified as “well capitalized.” The tier 1 capital ratio decreased

59 basis points from December 31, 2004, to 7.42 percent, driven primarily by balance sheet growth. Our total capital ratio was 10.79 percent and our leverage ratio was 5.96 percent at September 30, 2005, and 11.11 percent and 6.38 percent, respectively, at December 31, 2004.
Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. For more information on off-balance sheet guarantees and retained interests, please refer to our 2004 Annual Report on Form 10-K.

Summary of Off-Balance Sheet Exposures
	September 30, 2005		December 31, 2004
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	63,834	—	48,879
Standby letters of credit	106	33,757	101	30,815
Liquidity agreements	2	7,099	1	7,568
Loans sold with recourse	43	4,901	39	5,238
Residual value guarantees	12	682	9	629

Total guarantees	$163	110,273	150	93,129

Retained Interests Retained interests from securitizations with off-balance sheet entities recorded as either available for sale securities, trading account assets or loans amounted to $8.1 billion at September 30, 2005, and $6.5 billion at December 31, 2004. In the first nine months of 2005, we retained $99 million in the form of residual interests on $4.6 billion of consumer loans, principally consumer real estate-secured loans that were securitized and sold during the period.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
We use Value-at-Risk (VAR) methodology to assess market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first nine months of 2005 was $30 million. The total 1-day VAR was $20 million at September 30, 2005, and $21 million at December 31, 2004, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first nine months of 2005 were $28 million, $15 million and $20 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the income that we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and the actions we take to protect earnings from interest rate risk. Please refer to our 2004 Annual Report for a more detailed discussion of Wachovia’s interest rate risk management practices.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Over the past two years, our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to an August 2006 federal funds rate ranging from 2.02 percent to 6.02 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year and 30-year treasury bond rates would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the curve implicit in the “market forward rate” scenario. In the first half of 2004, the threat of rising rates, but uncertain timing, kept the curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004 and 2005. At September 30, 2005, the spread between the 10-year treasury note rate and the federal funds rate was 40 basis points, which is below the long-term average of 124 basis points. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.
Considering the balance of risks for 2005, we will focus primarily on managing the value created through our expanded deposit base as we defend the net interest margin against the pressures of rising short-term rates and, relative to 2004, a significantly flatter curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or be liquidated. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurement.
Our model’s forward rate expectations imply an additional 25 basis points of tightening for the federal funds target rate by year-end, followed by a period of stable short-term rates for all of 2006. If these expectations prove to be correct, the spread between the 10-year treasury note yield and the federal funds rate would compress from 40 basis points at September 30, 2005, to 27 basis points by year-end 2005. The current market expectations therefore do not reflect a curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.

Policy Period	Actual	Implied
Sensitivity Measurement	Fed Funds	Fed Funds	Percent
	Rate at	Rate at	Earnings
	September 1, 2005	August 31, 2006	Sensitivity

Market Forward Rate Scenarios (a)	3.57%	4.02	—
High Rate Composite		6.02	(0.40)
Low Rate		2.02	0.10

(a)	Assumes base federal funds rate mirrors market expectations.

In September 2005, our earnings simulation model indicated earnings would be negatively affected by 0.4 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while longer-term 10-year and 30-year treasury notes decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 0.1 percent in this scenario.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent.

Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Share-Based Payments In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in income. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for share-based awards granted on or after January 1, 2006, based on recent guidance from the SEC, which delayed the original effective date of July 1, 2005. Early adoption is permitted. We adopted the fair value method of accounting for stock options in 2002. Accordingly, the implementation of SFAS 123R was not expected to have a material impact on our consolidated financial position or results of operations. However, interpretations of SFAS 123R are indicating that the period to recognize expense for options granted to retiree-eligible employees should be different than for other employees, which is not current practice. We are assessing the impact of these interpretations of SFAS 123R on our consolidated financial position and results of operations.
Leveraged Lease Accounting As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting. Currently, SFAS No. 13, Accounting for Leases, (SFAS 13) as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. On July 14, 2005, the FASB issued a proposed FASB Staff Position (FSP) that would amend SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease will also trigger a recalculation of the lease. Under the proposed FSP, recalculations affecting existing leveraged leases would result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle on December 31, 2005. The proposed FSP provides that amounts would be recognized as income over the remaining terms of the affected leases, which in the aggregate would approximate the amount of the charge initially taken. The proposed FSP was subject to a 60-day comment period, which will be followed by final deliberations by the FASB and, therefore, the provisions and effective date of the proposed FSP are subject to change. We cannot predict with certainty what the final FSP will provide.
We have two broad classes of leveraged lease transactions that would be affected if the final FSP is the same as the proposed FSP: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the Internal Revenue Service (IRS) broadly refers to as Sale-In, Lease-Out transactions (SILOs). SILOs principally include service contract and qualified technological equipment leases. As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues led to a change in the timing of cash flows under the lease transactions. Accordingly, if the FSP is finalized as proposed and based on our interpretation of the proposed FSP, we currently estimate that we would be required to recognize a one-time after-tax noncash charge to the results of operations for LILOs of between $500 million and $800 million on the effective date. Under the proposed FSP, this amount would be recorded as a cumulative effect of a change in accounting principle, which would be presented on the consolidated statement of income after “income before cumulative effect of a change in accounting principle,” and would be recognized as income over the remaining terms of the affected LILOs. Retrospective restatement of prior periods is not permitted under the proposed FSP. Assuming the final FSP is the same as the proposed FSP, we currently estimate that the amounts to be recognized as income over the remaining term of the affected LILOs would not have a material impact to our earnings per share in future periods. In addition, we also believe the recognition of the one-time noncash charge for LILOs would not have an impact on our financial outlook relating to revenue and expense items or capital ratios for 2005 as described in the Outlook section.
The proposed FSP may also affect our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. We believe our tax treatment of SILOs is consistent with well-established tax law and it is probable we would prevail if litigation were to become necessary. However, assuming the final FSP and the final FASB Interpretation relating to uncertain tax positions discussed below are finalized as proposed, and in the event we were unable to meet the recognition threshold of the FASB Interpretation, we might incur a material one-time noncash charge to our consolidated results of operations for SILOs. This one-time charge for SILOs would be recorded as a cumulative effect of a change in accounting principle and an amount approximating the charge would be recognized as income over the remaining life of the affected SILOs. We are currently unable to predict with certainty the amount, if any, and financial impact of such one-time charge for SILOs.
Income Taxes The FASB has issued a proposed FASB Interpretation, Uncertain Tax Positions, to clarify the criteria for recognition of tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit associated with a tax position only if it is considered “probable”, as that term is defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. The proposed effective date for the Interpretation is December 31, 2005, although the FASB has indicated a final Interpretation will not be issued until the first quarter of 2006, so the effective date is not currently expected to be December 31, 2005. Implementation of the final Interpretation will occur through a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. Under the proposed Interpretation, only tax positions that meet the “probable” threshold at the effective date would continue to be recognized. We are currently analyzing the proposed Interpretation and have not determined its potential impact on our consolidated financial position or results of operations, including, as noted above, for SILO transactions. The proposed Interpretation was subject to a 60-day comment period and is being followed by final deliberations by the FASB and, therefore, is subject to change. We cannot predict with certainty what the final Interpretation will provide.
Financial Instruments The FASB has issued three separate exposure drafts that address accounting for the transfer and holding of financial instruments. These proposals would amend SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and one would also amend SFAS No. 133, Accounting for Derivative Instruments. The proposals would (i) revise or clarify the criteria for derecognition of financial assets after a transfer; (ii) change the recognition method at the date of transfer for certain retained positions, including servicing assets, to fair value from an allocated carrying amount; (iii) provide an option to elect recognition of servicing assets at fair value, with changes in fair value recorded in income; (iv) provide an option to elect recognition of hybrid financial instruments at fair value as one financial instrument, with changes in fair value recorded in income (currently, hybrid financial instruments are required to be separated into two instruments, a derivative and a host, and generally only the derivative instrument is recorded at fair value); and (v) require that bene-

ficial interests in securitized assets be evaluated for derivatives, either freestanding or embedded, under SFAS 133 (currently, this is not required). These proposals have effective dates for transfers after July 1, 2006, and additional transition provisions that depend on the types of financial transfers involved. The proposed amendments were subject to a 60-day comment period and will be followed by final deliberations by the FASB and, therefore, are subject to change. We cannot predict with certainty what the final amendments will provide. We are currently assessing the impact of these proposed amendments on our consolidated financial position and results of operations. In addition, we transfer commercial mortgage loans to trusts that issue various classes of securities backed by the loans (CMBS) to investors. Recently, regulators and standard setters have had discussions with industry participants and accounting firms regarding certain features of CMBS structures and their servicing. The regulators and standard setters are considering the need for clarifying guidance and such guidance may result in changes in how these transactions are structured and/or accounted for, although we cannot predict with certainty whether any such guidance will be issued and what the transition provisions for implementing such guidance will be.
Business Combinations The FASB issued a Proposed Statement, Business Combinations, which would replace SFAS No. 141, Business Combinations, in June 2005. While the Proposed Statement retains many of the current fundamental concepts, including the purchase method of accounting, it does propose changes in several areas. Under the Proposed Statement, consideration paid in a business combination would be measured at fair value, with fair value determined on the consummation date, rather than on announcement date, as is the current practice. Additionally, fair value would include obligations for contingent consideration and would exclude transaction costs, which would be recorded as expenses when incurred. Currently, contingent consideration is not recorded until it is probable of being paid and transaction costs are included in determination of the purchase price. Also, loans would be recorded at fair value, reflecting both interest rate and credit factors, and the acquiree’s allowance for loan losses would not be carried forward. The Proposed Statement would be effective for business combinations that consummate beginning in 2007. The Proposed Statement was subject to a 120-day comment period and will be followed by final deliberations by the FASB and, therefore, is subject to change. We cannot predict with certainty what the final Statement will provide.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2004 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital. The U.S. regulators have published a draft containing certain guidance of their interpretation of the new Basel guidelines. Under the proposed regulations, we will be required to determine regulatory capital under the new methodologies, in parallel with the existing capital rules, beginning in 2008. In 2009, we will determine regulatory capital solely under the new rules, which include certain required minimum levels in 2009 through 2011. The new regulations result in regulatory capital being more risk sensitive than under the current framework, and represent a significant implementation effort for us to be in compliance with the new regulations. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses, and this quarterly financial supplement contains, certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitates comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. These non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the “ Business Segments” sections. This quarterly financial supplement contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This quarterly financial supplement also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004

Net interest income (GAAP)	$3,403	2,965	10,174	8,664
Tax-equivalent adjustment	53	63	167	190

Net interest income (Tax-equivalent)	$3,456	3,028	10,341	8,854

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.06	0.96	3.10	2.85
Other intangible amortization	0.04	0.05	0.13	0.16
Merger-related and restructuring expenses	0.03	0.04	0.09	0.11

Earnings per share (a)	$1.13	1.05	3.32	3.12

Dividends paid per common share	$0.51	0.40	1.43	1.20
Dividend payout ratios (GAAP) (b)	48.11%	41.67	46.13	42.11
Dividend payout ratios (a) (b)	45.13%	38.10	43.07	38.46

(a)	Excludes other intangible amortization, and merger-related and restructuring expenses.

(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	13.95%	14.04	13.92	13.50	15.12
Net interest margin (a)	3.20	3.23	3.31	3.37	3.36
Fee and other income as % of total revenue	48.40	46.60	46.30	45.50	46.21
Effective income tax rate	32.21%	32.02	33.42	31.20	30.71

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.13%	1.18	1.20	1.23	1.33
Allowance for loan losses as % of nonperforming assets (b)	303	284	262	251	258
Allowance for credit losses as % of loans, net	1.20	1.25	1.27	1.30	1.41
Net charge-offs as % of average loans, net	0.10	0.09	0.08	0.23	0.15
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.37%	0.44	0.50	0.53	0.50

CAPITAL ADEQUACY
Tier 1 capital ratio	7.42%	7.85	7.91	8.01	8.34
Total capital ratio	10.79	11.25	11.40	11.11	11.22
Leverage	5.96%	6.10	5.99	6.38	6.21

OTHER DATA
FTE employees	92,907	93,385	93,669	96,030	84,503
Total financial centers/brokerage offices	3,840	3,825	3,970	3,971	3,215
ATMs	5,119	5,089	5,234	5,321	4,395
Actual common shares (In millions)	1,553	1,577	1,576	1,588	1,308
Common stock price	$47.59	49.60	50.91	52.60	46.95
Market capitalization	$73,930	78,236	80,256	83,537	61,395

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2005				2004
	Third		Second	First	Fourth	Third
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$6,060		5,702	5,453	4,969	4,301
Tax-equivalent adjustment	53		53	61	60	63

Interest income (a)	6,113		5,755	5,514	5,029	4,364
Interest expense	2,657		2,344	2,040	1,672	1,336

Net interest income (a)	3,456		3,411	3,474	3,357	3,028
Provision for credit losses	82		50	36	109	43

Net interest income after provision for credit losses (a)	3,374		3,361	3,438	3,248	2,985
Securities gains (losses)	29		136	(2)	23	(71)
Fee and other income	3,213		2,841	2,997	2,781	2,672
Merger-related and restructuring expenses	83		90	61	116	127
Other noninterest expense	3,921		3,698	3,811	3,718	3,544
Minority interest in income of consolidated subsidiaries	104		71	64	54	28

Income before income taxes	2,508		2,479	2,497	2,164	1,887
Income taxes	790		776	815	656	561
Tax-equivalent adjustment	53		53	61	60	63

Net income	$1,665		1,650	1,621	1,448	1,263

PER COMMON SHARE DATA
Basic earnings	$1.07		1.05	1.03	0.97	0.97
Diluted earnings	1.06		1.04	1.01	0.95	0.96
Cash dividends	$0.51		0.46	0.46	0.46	0.40
Average common shares — Basic	1,549		1,564	1,571	1,487	1,296
Average common shares — Diluted	1,575		1,591	1,603	1,518	1,316
Average common stockholders’ equity
Quarter-to-date	$47,328		47,114	47,231	42,644	33,246
Year-to-date	47,225		47,172	47,231	35,295	32,828
Book value per common share	30.10		30.37	29.48	29.79	25.92
Common stock price
High	51.34		53.07	56.01	54.52	47.50
Low	47.23		49.52	49.91	46.84	43.56
Period-end	$47.59		49.60	50.91	52.60	46.95
To earnings ratio (b)	11.72	X	12.53	13.16	13.84	12.76
To book value	158%		163	173	177	181
BALANCE SHEET DATA
Assets	$532,381		511,840	506,833	493,324	436,698
Long-term debt	$45,846		49,006	47,932	46,759	41,444

(a)	Tax-equivalent.
(b)	Based on diluted earnings per common share.

Table 4
MERGER—RELATED AND RESTRUCTURING EXPENSES

Nine
Months
Ended
Sept. 30,
(In millions)	2005

MERGER—RELATED AND RESTRUCTURING EXPENSES — WACHOVIA/SOUTHTRUST
Merger—related expenses
Personnel costs	$18
Occupancy and equipment	20
Advertising	14
System conversion costs	61
Other	25

Total merger—related expenses	138

Restructuring expenses
Occupancy and equipment	29
Other	3

Total restructuring expenses	32

Total Wachovia/SouthTrust merger—related and restructuring expenses	170

MERGER—RELATED AND RESTRUCTURING EXPENSES — WACHOVIA SECURITIES RETAIL BROKERAGE
Merger—related expenses
Personnel costs	4
Occupancy and equipment	(1)
System conversion costs	48
Other	11

Total merger—related expenses	62

Restructuring expenses
Occupancy and equipment	1

Total restructuring expenses	1

Total Wachovia Securities retail brokerage merger—related and restructuring expenses	63

Other merger—related and restructuring expenses	1

Total merger—related and restructuring expenses	$234

Table 5
BUSINESS SEGMENTS (a)

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$2,434	2,409	2,360	2,284	1,985
Fee and other income	760	687	684	660	601
Intersegment revenue	56	49	43	47	43

Total revenue (c)	3,250	3,145	3,087	2,991	2,629
Provision for credit losses	77	68	57	107	74
Noninterest expense	1,584	1,514	1,545	1,525	1,362
Income taxes	573	564	535	483	423
Tax-equivalent adjustment	10	10	10	10	10

Segment earnings	$1,006	989	940	866	760

Economic profit	$775	755	699	668	592
Risk adjusted return on capital	54.85%	54.37	51.13	52.20	57.00
Economic capital, average	$7,019	6,981	7,062	6,448	5,123
Cash overhead efficiency ratio (c)	48.74%	48.16	50.04	50.98	51.80
Lending commitments	$105,598	102,189	96,559	93,608	76,592
Average loans, net	163,801	161,774	159,433	146,978	124,687
Average core deposits	$208,718	205,814	201,773	191,621	170,188
FTE employees	41,609	41,466	42,263	43,404	34,519

COMMERCIAL
Net interest income (c)	$754	749	738	722	593
Fee and other income	103	101	112	96	102
Intersegment revenue	41	33	29	33	28

Total revenue (c)	898	883	879	851	723
Provision for credit losses	23	10	4	40	18
Noninterest expense	311	288	312	306	285
Income taxes	197	205	196	173	143
Tax-equivalent adjustment	10	10	10	10	10

Segment earnings	$357	370	357	322	267

Economic profit	$218	226	209	208	179
Risk adjusted return on capital	34.43%	35.90	34.10	36.14	41.63
Economic capital, average	$3,691	3,645	3,674	3,290	2,319
Cash overhead efficiency ratio (c)	34.64%	32.61	35.44	35.94	39.41
Average loans, net	$78,565	77,687	75,873	67,499	52,660
Average core deposits	$42,422	42,357	42,676	42,831	39,339

RETAIL AND SMALL BUSINESS
Net interest income (c)	$1,680	1,660	1,622	1,562	1,392
Fee and other income	657	586	572	564	499
Intersegment revenue	15	16	14	14	15

Total revenue (c)	2,352	2,262	2,208	2,140	1,906
Provision for credit losses	54	58	53	67	56
Noninterest expense	1,273	1,226	1,233	1,219	1,077
Income taxes	376	359	339	310	280
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$649	619	583	544	493

Economic profit	$557	529	490	460	413
Risk adjusted return on capital	77.49%	74.55	69.59	68.94	69.70
Economic capital, average	$3,328	3,336	3,388	3,158	2,804
Cash overhead efficiency ratio (c)	54.13%	54.24	55.86	56.96	56.50
Average loans, net	$85,236	84,087	83,560	79,479	72,027
Average core deposits	$166,296	163,457	159,097	148,790	130,849

(a)	Certain amounts presented in this Table 5 in periods prior to the third quarter of 2005 have been reclassified to conform to the presentation in the third quarter of 2005.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$171	157	158	160	155
Fee and other income	1,201	1,188	1,189	1,211	1,124
Intersegment revenue	(12)	(12)	(12)	(10)	(13)

Total revenue (b)	1,360	1,333	1,335	1,361	1,266
Provision for credit losses	—	—	—	—	—
Noninterest expense	1,111	1,089	1,093	1,143	1,094
Income taxes	92	89	89	78	62
Tax-equivalent adjustment	1	—	—	1	—

Segment earnings	$156	155	153	139	110

Economic profit	$117	117	115	99	74
Risk adjusted return on capital	44.22%	44.82	43.93	38.75	33.27
Economic capital, average	$1,399	1,393	1,411	1,421	1,312
Cash overhead efficiency ratio (b)	81.86%	81.57	81.91	84.03	86.39
Lending commitments	$184	176	148	119	107
Average loans, net	694	688	641	672	643
Average core deposits	$30,700	30,846	32,052	31,927	29,547
FTE employees	18,340	18,507	18,935	19,822	19,699
Assets under management	$256,474	253,984	252,223	256,321	249,238

ASSET MANAGEMENT
Net interest income (b)	$14	12	11	12	11
Fee and other income	264	266	267	269	254
Intersegment revenue	(1)	—	(1)	—	(1)

Total revenue (b)	277	278	277	281	264
Provision for credit losses	—	—	—	—	—
Noninterest expense	228	219	218	232	222
Income taxes	18	21	22	17	16
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$31	38	37	32	26

Economic profit	$24	31	31	25	20
Risk adjusted return on capital	49.77%	62.84	62.01	52.41	46.17
Economic capital, average	$244	240	244	241	228
Cash overhead efficiency ratio (b)	82.55%	78.62	78.68	82.34	84.19
Average loans, net	$340	354	338	370	346
Average core deposits	$2,393	1,806	1,625	1,680	1,563

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$157	144	147	147	144
Fee and other income	939	925	926	945	873
Intersegment revenue	(10)	(12)	(11)	(9)	(12)

Total revenue (b)	1,086	1,057	1,062	1,083	1,005
Provision for credit losses	—	—	—	—	—
Noninterest expense	887	875	881	920	880
Income taxes	74	66	67	59	44
Tax-equivalent adjustment	1	—	—	1	—

Segment earnings	$124	116	114	103	81

Economic profit	$92	85	82	70	51
Risk adjusted return on capital	42.55%	40.59	39.55	34.58	29.34
Economic capital, average	$1,156	1,154	1,169	1,183	1,086
Cash overhead efficiency ratio (b)	81.92%	82.58	83.03	85.08	87.50
Average loans, net	$354	334	303	302	297
Average core deposits	$28,307	29,040	30,427	30,247	27,984

OTHER
Net interest income (b)	$—	1	—	1	—
Fee and other income	(2)	(3)	(4)	(3)	(3)
Intersegment revenue	(1)	—	—	(1)	—

Total revenue (b)	(3)	(2)	(4)	(3)	(3)
Provision for credit losses	—	—	—	—	—
Noninterest expense	(4)	(5)	(6)	(9)	(8)
Income taxes	—	2	—	2	2
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$1	1	2	4	3

Economic profit	$1	1	2	4	3
Risk adjusted return on capital	—%	—	—	—	—
Economic capital, average	$(1)	(1)	(2)	(3)	(2)
Cash overhead efficiency ratio (b)	—%	—	—	—	—
Average loans, net	$—	—	—	—	—
Average core deposits	$—	—	—	—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$147	143	140	137	129
Fee and other income	191	183	146	149	143
Intersegment revenue	1	1	2	1	2

Total revenue (a)	339	327	288	287	274
Provision for credit losses	6	—	(1)	—	(1)
Noninterest expense	235	220	190	200	191
Income taxes	35	40	36	31	31
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$63	67	63	56	53

Economic profit	$48	50	46	38	36
Risk adjusted return on capital	47.41%	50.21	50.14	42.37	42.66
Economic capital, average	$528	512	472	484	447
Cash overhead efficiency ratio (a)	68.99%	67.34	66.07	69.42	69.93
Lending commitments	$5,574	5,154	4,862	4,711	4,390
Average loans, net	14,180	13,595	12,849	12,052	11,204
Average core deposits	$13,224	13,198	13,259	12,858	12,171
FTE employees	4,660	4,693	3,878	3,911	3,671

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$549	522	590	620	587
Fee and other income	1,011	789	979	684	786
Intersegment revenue	(45)	(39)	(34)	(38)	(33)

Total revenue (b)	1,515	1,272	1,535	1,266	1,340
Provision for credit losses	(3)	(8)	(3)	4	(15)
Noninterest expense	809	711	733	659	682
Income taxes	242	185	271	192	217
Tax-equivalent adjustment	21	27	28	30	30

Segment earnings	$446	357	506	381	426

Economic profit	$263	176	343	226	269
Risk adjusted return on capital	29.63%	23.88	38.21	29.72	34.19
Economic capital, average	$5,603	5,486	5,112	4,806	4,603
Cash overhead efficiency ratio (b)	53.39%	55.86	47.77	52.08	50.86
Lending commitments	$93,938	88,944	81,118	81,461	75,732
Average loans, net	38,783	37,872	36,819	35,227	32,854
Average core deposits	$24,797	22,495	20,912	21,009	18,597
FTE employees	4,799	4,845	4,623	4,723	4,548

CORPORATE LENDING
Net interest income (b)	$218	219	235	232	217
Fee and other income	124	98	244	122	99
Intersegment revenue	6	5	6	7	6

Total revenue (b)	348	322	485	361	322
Provision for credit losses	(3)	(9)	(3)	4	(14)
Noninterest expense	112	104	108	108	107
Income taxes	91	88	142	93	85
Tax-equivalent adjustment	—	—	—	—	1

Segment earnings	$148	139	238	156	143

Economic profit	$41	31	142	64	45
Risk adjusted return on capital	16.14%	15.27	31.39	20.47	18.14
Economic capital, average	$3,109	2,997	2,814	2,691	2,501
Cash overhead efficiency ratio (b)	32.14%	32.56	22.16	29.84	33.06
Average loans, net	$29,421	28,961	28,353	27,085	25,239
Average core deposits	$719	690	757	730	743

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$86	86	90	97	87
Fee and other income	185	177	183	186	182
Intersegment revenue	(29)	(28)	(30)	(29)	(27)

Total revenue (b)	242	235	243	254	242
Provision for credit losses	—	—	—	—	—
Noninterest expense	164	166	160	162	174
Income taxes	28	26	30	34	23
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$50	43	53	58	45

Economic profit	$40	33	45	49	36
Risk adjusted return on capital	63.18%	55.82	78.49	84.95	65.91
Economic capital, average	$302	300	269	264	260
Cash overhead efficiency ratio (b)	67.61%	70.89	65.49	64.21	71.29
Average loans, net	$5,592	5,209	5,167	5,217	5,205
Average core deposits	$15,249	14,171	13,367	13,721	11,915

INVESTMENT BANKING
Net interest income (b)	$245	217	265	291	283
Fee and other income	702	514	552	376	505
Intersegment revenue	(22)	(16)	(10)	(16)	(12)

Total revenue (b)	925	715	807	651	776
Provision for credit losses	—	1	—	—	(1)
Noninterest expense	533	441	465	389	401
Income taxes	123	71	99	65	109
Tax-equivalent adjustment	21	27	28	30	29

Segment earnings	$248	175	215	167	238

Economic profit	$182	112	156	113	188
Risk adjusted return on capital	44.14%	31.30	42.32	35.30	51.50
Economic capital, average	$2,192	2,189	2,029	1,851	1,842
Cash overhead efficiency ratio (b)	57.68%	61.38	57.85	59.66	51.84
Average loans, net	$3,770	3,702	3,299	2,925	2,410
Average core deposits	$8,829	7,634	6,788	6,558	5,939

(Continued)

Table 5
BUSINESS SEGMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$155	180	226	156	172
Fee and other income	79	130	(3)	100	(53)
Intersegment revenue	—	1	1	—	1

Total revenue (a)	234	311	224	256	120
Provision for credit losses	2	(10)	(17)	(2)	(15)
Noninterest expense	182	164	250	191	215
Minority interest	105	85	74	83	65
Income tax benefits	(121)	(74)	(96)	(94)	(137)
Tax-equivalent adjustment	21	16	23	19	23

Segment earnings (loss)	$45	130	(10)	59	(31)

Economic profit	$34	115	(23)	55	(50)
Risk adjusted return on capital	16.06%	29.89	7.64	20.49	2.55
Economic capital, average	$2,529	2,436	2,418	2,301	2,253
Cash overhead efficiency ratio (a)	35.05%	17.88	60.27	29.96	96.32
Lending commitments	$433	430	398	408	319
Average loans, net	11,502	9,952	11,433	1,598	(836)
Average core deposits	$3,309	2,985	3,099	3,212	2,486
FTE employees	23,499	23,874	23,970	24,170	22,066

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,434	171	147	549	155	(53)	3,403
Fee and other income	760	1,201	191	1,011	79	—	3,242
Intersegment revenue	56	(12)	1	(45)	—	—	—

Total revenue (a)	3,250	1,360	339	1,515	234	(53)	6,645
Provision for credit losses	77	—	6	(3)	2	—	82
Noninterest expense	1,584	1,111	235	809	182	83	4,004
Minority interest	—	—	—	—	105	(1)	104
Income taxes (benefits)	573	92	35	242	(121)	(31)	790
Tax-equivalent adjustment	10	1	—	21	21	(53)	—

Net income	$1,006	156	63	446	45	(51)	1,665

Economic profit	$775	117	48	263	34	—	1,237
Risk adjusted return on capital	54.85%	44.22	47.41	29.63	16.06	—	39.73
Economic capital, average	$7,019	1,399	528	5,603	2,529	—	17,078
Cash overhead efficiency ratio (a)	48.74%	81.86	68.99	53.39	35.05	—	57.06
Lending commitments	$105,598	184	5,574	93,938	433	—	205,727
Average loans, net	163,801	694	14,180	38,783	11,502	—	228,960
Average core deposits	$208,718	30,700	13,224	24,797	3,309	—	280,748
FTE employees	41,609	18,340	4,660	4,799	23,499	—	92,907

	Three Months Ended September 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$1,985	155	129	587	172	(63)	2,965
Fee and other income	601	1,124	143	786	(53)	—	2,601
Intersegment revenue	43	(13)	2	(33)	1	—	—

Total revenue (a)	2,629	1,266	274	1,340	120	(63)	5,566
Provision for credit losses	74	—	(1)	(15)	(15)	—	43
Noninterest expense	1,362	1,094	191	682	215	127	3,671
Minority interest	—	—	—	—	65	(37)	28
Income taxes (benefits)	423	62	31	217	(137)	(35)	561
Tax-equivalent adjustment	10	—	—	30	23	(63)	—

Net income (loss)	$760	110	53	426	(31)	(55)	1,263

Economic profit	$592	74	36	269	(50)	—	921
Risk adjusted return on capital	57.00%	33.27	42.66	34.19	2.55	—	37.69
Economic capital, average	$5,123	1,312	447	4,603	2,253	—	13,738
Cash overhead efficiency ratio (a)	51.80%	86.39	69.93	50.86	96.32	—	61.20
Lending commitments	$76,592	107	4,390	75,732	319	—	157,140
Average loans, net	124,687	643	11,204	32,854	(836)	—	168,552
Average core deposits	$170,188	29,547	12,171	18,597	2,486	—	232,989
FTE employees	34,519	19,699	3,671	4,548	22,066	—	84,503

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

GENERAL BANK COMBINED (a)
Net interest income (b)	$7,203	5,728
Fee and other income	2,131	1,772
Intersegment revenue	148	121

Total revenue (b)	9,482	7,621
Provision for credit losses	202	207
Noninterest expense	4,643	3,990
Income taxes	1,672	1,212
Tax-equivalent adjustment	30	31

Segment earnings	$2,935	2,181

Economic profit	$2,229	1,655
Risk adjusted return on capital	53.46%	53.63
Economic capital, average	$7,021	5,187
Cash overhead efficiency ratio (b)	48.97%	52.35
Lending commitments	$105,598	76,592
Average loans, net	161,685	121,696
Average core deposits	$205,460	165,798
FTE employees	41,609	34,519

COMMERCIAL
Net interest income (b)	$2,241	1,689
Fee and other income	316	327
Intersegment revenue	103	75

Total revenue (b)	2,660	2,091
Provision for credit losses	37	39
Noninterest expense	911	826
Income taxes	598	414
Tax-equivalent adjustment	30	31

Segment earnings	$1,084	781

Economic profit	$653	498
Risk adjusted return on capital	34.81%	39.42
Economic capital, average	$3,670	2,340
Cash overhead efficiency ratio (b)	34.23%	39.50
Average loans, net	$77,385	51,586
Average core deposits	$42,484	37,643

RETAIL AND SMALL BUSINESS
Net interest income (b)	$4,962	4,039
Fee and other income	1,815	1,445
Intersegment revenue	45	46

Total revenue (b)	6,822	5,530
Provision for credit losses	165	168
Noninterest expense	3,732	3,164
Income taxes	1,074	798
Tax-equivalent adjustment	—	—

Segment earnings	$1,851	1,400

Economic profit	$1,576	1,157
Risk adjusted return on capital	73.88%	65.30
Economic capital, average	$3,351	2,847
Cash overhead efficiency ratio (b)	54.72%	57.21
Average loans, net	$84,300	70,110
Average core deposits	$162,976	128,155

(a)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$486	410
Fee and other income	3,578	3,703
Intersegment revenue	(36)	(37)

Total revenue (b)	4,028	4,076
Provision for credit losses	—	—
Noninterest expense	3,293	3,456
Income taxes	270	225
Tax-equivalent adjustment	1	—

Segment earnings	$464	395

Economic profit	$349	282
Risk adjusted return on capital	44.32%	38.28
Economic capital, average	$1,401	1,379
Cash overhead efficiency ratio (b)	81.78%	84.78
Lending commitments	$184	107
Average loans, net	675	508
Average core deposits	$31,194	24,558
FTE employees	18,340	19,699
Assets under management	$256,474	249,238

ASSET MANAGEMENT
Net interest income (b)	$37	31
Fee and other income	797	810
Intersegment revenue	(2)	(1)

Total revenue (b)	832	840
Provision for credit losses	—	—
Noninterest expense	665	675
Income taxes	61	60
Tax-equivalent adjustment	—	—

Segment earnings	$106	105

Economic profit	$86	86
Risk adjusted return on capital	58.14%	59.54
Economic capital, average	$243	236
Cash overhead efficiency ratio (b)	79.95%	80.33
Average loans, net	$344	246
Average core deposits	$1,944	1,440

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

RETAIL BROKERAGE SERVICES
Net interest income (b)	$448	378
Fee and other income	2,790	2,906
Intersegment revenue	(33)	(36)

Total revenue (b)	3,205	3,248
Provision for credit losses	—	—
Noninterest expense	2,643	2,808
Income taxes	207	159
Tax-equivalent adjustment	1	—

Segment earnings	$354	281

Economic profit	$259	187
Risk adjusted return on capital	40.91%	32.77
Economic capital, average	$1,159	1,145
Cash overhead efficiency ratio (b)	82.51%	86.42
Average loans, net	$331	262
Average core deposits	$29,250	23,118

OTHER
Net interest income (b)	$1	1
Fee and other income	(9)	(13)
Intersegment revenue	(1)	—

Total revenue (b)	(9)	(12)
Provision for credit losses	—	—
Noninterest expense	(15)	(27)
Income taxes	2	6
Tax-equivalent adjustment	—	—

Segment earnings	$4	9

Economic profit	$4	9
Risk adjusted return on capital	—%	—
Economic capital, average	$(1)	(2)
Cash overhead efficiency ratio (b)	—%	—
Average loans, net	$—	—
Average core deposits	$—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

WEALTH MANAGEMENT
Net interest income (a)	$430	359
Fee and other income	520	441
Intersegment revenue	4	4

Total revenue (a)	954	804
Provision for credit losses	5	(1)
Noninterest expense	645	571
Income taxes	111	85
Tax-equivalent adjustment	—	—

Segment earnings	$193	149

Economic profit	$144	98
Risk adjusted return on capital	49.20%	39.98
Economic capital, average	$504	449
Cash overhead efficiency ratio (a)	67.54%	71.06
Lending commitments	$5,574	4,390
Average loans, net	13,546	10,671
Average core deposits	$13,227	11,697
FTE employees	4,660	3,671

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$1,661	1,772
Fee and other income	2,779	2,241
Intersegment revenue	(118)	(90)

Total revenue (b)	4,322	3,923
Provision for credit losses	(14)	(45)
Noninterest expense	2,253	1,920
Income taxes	698	660
Tax-equivalent adjustment	76	93

Segment earnings	$1,309	1,295

Economic profit	$782	820
Risk adjusted return on capital	30.36%	35.10
Economic capital, average	$5,402	4,543
Cash overhead efficiency ratio (b)	52.12%	48.93
Lending commitments	$93,938	75,732
Average loans, net	37,832	30,579
Average core deposits	$22,749	17,506
FTE employees	4,799	4,548

CORPORATE LENDING
Net interest income (b)	$672	761
Fee and other income	466	389
Intersegment revenue	17	17

Total revenue (b)	1,155	1,167
Provision for credit losses	(15)	(45)
Noninterest expense	324	318
Income taxes	321	334
Tax-equivalent adjustment	—	1

Segment earnings	$525	559

Economic profit	$214	266
Risk adjusted return on capital	20.60%	25.49
Economic capital, average	$2,974	2,453
Cash overhead efficiency ratio (b)	28.06%	27.24
Average loans, net	$28,916	23,745
Average core deposits	$722	793

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$262	259
Fee and other income	545	540
Intersegment revenue	(87)	(80)

Total revenue (b)	720	719
Provision for credit losses	—	—
Noninterest expense	490	514
Income taxes	84	74
Tax-equivalent adjustment	—	—

Segment earnings	$146	131

Economic profit	$118	106
Risk adjusted return on capital	65.32%	67.75
Economic capital, average	$291	250
Cash overhead efficiency ratio (b)	67.96%	71.45
Average loans, net	$5,324	4,805
Average core deposits	$14,269	11,550

INVESTMENT BANKING
Net interest income (b)	$727	752
Fee and other income	1,768	1,312
Intersegment revenue	(48)	(27)

Total revenue (b)	2,447	2,037
Provision for credit losses	1	—
Noninterest expense	1,439	1,088
Income taxes	293	252
Tax-equivalent adjustment	76	92

Segment earnings	$638	605

Economic profit	$450	448
Risk adjusted return on capital	39.19%	43.47
Economic capital, average	$2,137	1,840
Cash overhead efficiency ratio (b)	58.82%	53.39
Average loans, net	$3,592	2,029
Average core deposits	$7,758	5,163

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2005	2004

PARENT
Net interest income (a)	$561	585
Fee and other income	206	(182)
Intersegment revenue	2	2

Total revenue (a)	769	405
Provision for credit losses	(25)	(13)
Noninterest expense	596	567
Minority interest	264	214
Income tax benefits	(291)	(325)
Tax-equivalent adjustment	60	66

Segment earnings (loss)	$165	(104)

Economic profit	$126	(126)
Risk adjusted return on capital	17.89%	3.62
Economic capital, average	$2,462	2,256
Cash overhead efficiency ratio (a)	35.51%	61.86
Lending commitments	$433	319
Average loans, net	10,963	355
Average core deposits	$3,132	2,305
FTE employees	23,499	22,066

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$7,203	486	430	1,661	561	(167)	10,174
Fee and other income	2,131	3,578	520	2,779	206	—	9,214
Intersegment revenue	148	(36)	4	(118)	2	—	—

Total revenue (a)	9,482	4,028	954	4,322	769	(167)	19,388
Provision for credit losses	202	—	5	(14)	(25)	—	168
Noninterest expense	4,643	3,293	645	2,253	596	234	11,664
Minority interest	—	—	—	—	264	(25)	239
Income taxes (benefits)	1,672	270	111	698	(291)	(79)	2,381
Tax-equivalent adjustment	30	1	—	76	60	(167)	—

Net income	$2,935	464	193	1,309	165	(130)	4,936

Economic profit	$2,229	349	144	782	126	—	3,630
Risk adjusted return on capital	53.46%	44.32	49.20	30.36	17.89	—	39.92
Economic capital, average	$7,021	1,401	504	5,402	2,462	—	16,790
Cash overhead efficiency ratio (a)	48.97%	81.78	67.54	52.12	35.51	—	56.80
Lending commitments	$105,598	184	5,574	93,938	433	—	205,727
Average loans, net	161,685	675	13,546	37,832	10,963	—	224,701
Average core deposits	$205,460	31,194	13,227	22,749	3,132	—	275,762
FTE employees	41,609	18,340	4,660	4,799	23,499	—	92,907

	Nine Months Ended September 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$5,728	410	359	1,772	585	(190)	8,664
Fee and other income	1,772	3,703	441	2,241	(182)	—	7,975
Intersegment revenue	121	(37)	4	(90)	2	—	—

Total revenue (a)	7,621	4,076	804	3,923	405	(190)	16,639
Provision for credit losses	207	—	(1)	(45)	(13)	—	148
Noninterest expense	3,990	3,456	571	1,920	567	328	10,832
Minority interest	—	—	—	—	214	(84)	130
Income taxes (benefits)	1,212	225	85	660	(325)	(94)	1,763
Tax-equivalent adjustment	31	—	—	93	66	(190)	—

Net income (loss)	$2,181	395	149	1,295	(104)	(150)	3,766

Economic profit	$1,655	282	98	820	(126)	—	2,729
Risk adjusted return on capital	53.63%	38.28	39.98	35.10	3.62	—	37.39
Economic capital, average	$5,187	1,379	449	4,543	2,256	—	13,814
Cash overhead efficiency ratio (a)	52.35%	84.78	71.06	48.93	61.86	—	60.53
Lending commitments	$76,592	107	4,390	75,732	319	—	157,140
Average loans, net	121,696	508	10,671	30,579	355	—	163,809
Average core deposits	$165,798	24,558	11,697	17,506	2,305	—	221,864
FTE employees	34,519	19,699	3,671	4,548	22,066	—	84,503

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$124	94	132	164	156
Trading accounts profits (losses)	118	29	99	(7)	(43)
Other fee income	66	73	67	73	57

Total net trading revenue (Tax-equivalent)	$308	196	298	230	170

(a)	Certain amounts presented in periods prior to the third quarter of 2005 have been reclassified to conform to the presentation in the third quarter of 2005.
Table 7
SELECTED RATIOS

	Nine Months Ended
	September 30,			2005			2004
				Third	Second	First	Fourth	Third
	2005		2004	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.70	X	12.53	10.81	10.68	10.60	11.08	12.77
Return on assets	1.31%		1.22	1.29	1.31	1.31	1.22	1.18
Return on common stockholders’ equity	13.97		15.33	13.95	14.04	13.92	13.50	15.12
Return on total stockholders’ equity	13.97%		15.33	13.95	14.04	13.92	13.50	15.12

DIVIDEND PAYOUT RATIOS
Common shares	46.13%		42.11	48.11	44.23	45.54	48.42	41.67
Preferred and common shares	46.13%		42.11	48.11	44.23	45.54	48.42	41.67

(a)	Based on average balances and net income.
Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$1,120	2,815	5,822	2,768	3,374
U.S. Government agencies	2,692	2,882	3,414	3,799	3,461
State, county and municipal	1,998	1,874	1,587	868	966
Mortgage-backed securities	4,470	5,112	4,269	7,486	6,336
Other asset-backed securities	9,360	8,523	7,303	5,600	6,891
Corporate bonds and debentures	5,598	5,604	6,284	6,920	6,634
Equity securities	5,657	5,297	4,696	4,166	3,921
Derivative financial instruments	11,144	11,110	10,886	10,658	10,676
Sundry	7,607	3,302	2,888	3,667	2,870

Total trading account assets	$49,646	46,519	47,149	45,932	45,129

TRADING ACCOUNT LIABILITIES
Securities sold short	9,914	9,953	13,020	12,258	13,285
Derivative financial instruments	9,901	9,874	9,398	9,451	9,419

Total trading account liabilities	$19,815	19,827	22,418	21,709	22,704

Table 9
LOANS — ON—BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$83,241	80,528	78,669	75,095	59,271
Real estate — construction and other	13,653	13,216	12,713	12,673	6,985
Real estate — mortgage	19,864	19,724	20,707	20,742	14,771
Lease financing	25,022	24,836	25,013	25,000	24,042
Foreign	8,888	7,549	7,504	7,716	7,402

Total commercial	150,668	145,853	144,606	141,226	112,471

CONSUMER
Real estate secured	80,128	76,213	74,631	74,161	54,965
Student loans	11,458	10,828	10,795	10,468	10,207
Installment loans	6,745	6,783	6,808	7,684	6,410

Total consumer	98,331	93,824	92,234	92,313	71,582

Total loans	248,999	239,677	236,840	233,539	184,053
Unearned income	9,266	9,390	9,574	9,699	9,549

Loans, net (On-balance sheet)	$239,733	230,287	227,266	223,840	174,504

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$150,668	145,853	144,606	141,226	112,471
Securitized loans — off-balance sheet	1,263	1,293	1,402	1,734	1,823
Loans held for sale	4,039	1,783	1,117	2,112	1,993

Total commercial	155,970	148,929	147,125	145,072	116,287

CONSUMER
Real estate secured
On-balance sheet loan portfolio	80,128	76,213	74,631	74,161	54,965
Securitized loans — off-balance sheet	9,255	10,199	6,979	7,570	6,567
Securitized loans included in securities	4,218	4,426	4,626	4,838	8,909
Loans held for sale	12,660	11,923	11,925	10,452	15,602

Total real estate secured	106,261	102,761	98,161	97,021	86,043

Student
On-balance sheet loan portfolio	11,458	10,828	10,795	10,468	10,207
Securitized loans — off-balance sheet	341	382	423	463	554
Loans held for sale	—	16	65	128	160

Total student	11,799	11,226	11,283	11,059	10,921

Installment
On-balance sheet loan portfolio	6,745	6,783	6,808	7,684	6,410
Securitized loans — off-balance sheet	2,228	2,662	1,930	2,184	2,489
Securitized loans included in securities	146	163	155	195	195
Loans held for sale	1,339	809	1,066	296	—

Total installment	10,458	10,417	9,959	10,359	9,094

Total consumer	128,518	124,404	119,403	118,439	106,058

Total managed portfolio	$284,488	273,333	266,528	263,511	222,345

SERVICING PORTFOLIO (b)
Commercial	$158,650	152,923	140,493	136,578	130,313
Consumer	$57,391	53,261	46,552	40,053	31,549

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$14,531	14,173	12,988	17,755	16,257

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of period	14,447	13,715	12,293	17,720	16,200
Balance of acquired entities at purchase date	—	—	—	653	—
Originations/purchases	15,157	10,577	7,692	12,941	8,108
Transfer to (from) loans held for sale, net (b)	(562)	(583)	462	(8,968)	(190)
Lower of cost or market value adjustments	—	(1)	1	(1)	(1)
Performing loans sold or securitized	(8,604)	(6,999)	(5,109)	(7,033)	(4,142)
Nonperforming loans sold	—	—	—	—	—
Other, principally payments	(2,424)	(2,262)	(1,624)	(3,019)	(2,255)

Core business activity, end of period	18,014	14,447	13,715	12,293	17,720

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio management activity, beginning of period	84	458	695	35	57
Transfers to (from) loans held for sale, net Performing loans	1	(15)	96	602	12
Nonperforming loans	—	—	25	125	—
Lower of cost or market value adjustments	—	—	—	—	1
Performing loans sold	(19)	(297)	(295)	(12)	(21)
Nonperforming loans sold	(37)	(13)	(6)	—	(6)
Allowance for loan losses related to loans transferred to loans held for sale	—	—	(5)	(51)	—
Other, principally payments	(5)	(49)	(52)	(4)	(8)

Portfolio management activity, end of period	24	84	458	695	35

Balance, end of period (c)	$18,038	14,531	14,173	12,988	17,755

(a)	Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	The first quarter of 2005 has been reduced by a $5 million transfer from the allowance for loan losses related to installment loans.

(c)	Nonperforming assets included in loans held for sale at September 30, June 30, and March 31, 2005, and at December 31, and September 30, 2004, were $59 million, $111 million, $159 million, $157 million and $57 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$2,718	2,732	2,757	2,324	2,331
Provision for credit losses	74	48	33	95	63
Provision for credit losses relating to loans transferred to loans held for sale or sold	12	—	1	(6)	(8)
Balance of acquired entities at purchase date	—	—	—	510	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(26)	(11)	(13)	(51)	3
Net charge-offs	(59)	(51)	(46)	(115)	(65)

Balance, end of period	$2,719	2,718	2,732	2,757	2,324

as a % of loans, net	1.13%	1.18	1.20	1.23	1.33

as a % of nonaccrual and restructured loans (b)	347%	332	300	289	291

as a % of nonperforming assets (b)	303%	284	262	251	258

LOAN LOSSES
Commercial, financial and agricultural	$43	35	26	82	50
Commercial real estate — construction and mortgage	9	—	1	4	3
Consumer	71	75	67	74	70

Total loan losses	123	110	94	160	123

LOAN RECOVERIES
Commercial, financial and agricultural	35	25	26	27	41
Commercial real estate — construction and mortgage	2	1	—	—	1
Consumer	27	33	22	18	16

Total loan recoveries	64	59	48	45	58

Net charge-offs	$59	51	46	115	65

Commercial loan net charge-offs as % of average commercial loans, net (c)	0.05%	0.03	—	0.20	0.05
Consumer loan net charge-offs as % of average consumer loans, net (c)	0.18	0.18	0.19	0.28	0.30
Total net charge-offs as % of average loans, net (c)	0.10%	0.09	0.08	0.23	0.15

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$445	497	527	585	534
Commercial real estate — construction and mortgage	120	88	131	127	42
Consumer real estate secured	209	221	239	230	211
Installment loans	10	13	13	13	11

Total nonaccrual loans	784	819	910	955	798
Foreclosed properties (d)	112	138	132	145	101

Total nonperforming assets	$896	957	1,042	1,100	899

Nonperforming loans included in loans held for sale (e)	$59	111	159	157	57
Nonperforming assets included in loans and in loans held for sale	$955	1,068	1,201	1,257	956

as % of loans, net, and foreclosed properties (b)	0.37%	0.42	0.46	0.49	0.51

as % of loans, net, foreclosed properties and loans held for sale (e)	0.37%	0.44	0.50	0.53	0.50

Accruing loans past due 90 days	$525	521	510	522	428

(a)	See Table 12 for information related to the reserve for unfunded lending commitments.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	Annualized.

(d)	Restructured loans are not significant.

(e)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of period	$158	156	154	134	146
Provision for credit losses	(4)	2	2	20	(12)

Balance, end of period	$154	158	156	154	134

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$819	910	955	798	863

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	585	658	712	576	643
Balance of acquired entities at purchase date	—	—	—	321	—

New nonaccrual loans and advances	229	195	210	149	143
Gross charge-offs	(52)	(35)	(27)	(86)	(53)
Transfers to loans held for sale	—	—	(25)	(121)	—
Transfers to other real estate owned	(1)	(25)	—	—	(1)
Sales	(93)	(83)	(46)	(24)	(19)
Other, principally payments	(103)	(125)	(166)	(103)	(137)

Net commercial nonaccrual loan activity	(20)	(73)	(54)	(185)	(67)

Commercial nonaccrual loans, end of period	565	585	658	712	576

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	234	252	243	222	220
Balance of acquired entities at purchase date	—	—	—	21	—

New nonaccrual loans, advances and other, net	(15)	(18)	9	4	2
Transfers to loans held for sale	—	—	—	(4)	—

Net consumer nonaccrual loan activity	(15)	(18)	9	—	2

Consumer nonaccrual loans, end of period	219	234	252	243	222

Balance, end of period	$784	819	910	955	798

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$21,857	21,861	21,635	21,526	11,481
Deposit base	779	861	951	1,048	484
Customer relationships	416	427	387	443	372
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$23,142	23,239	23,063	23,107	12,427

	Nine Months Ended September 30, 2005
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2004	$167	—	4	171
Purchase accounting adjustments	47	61	33	141
Cash payments	(77)	(24)	(32)	(133)
Noncash write-downs	—	(20)	—	(20)

Balance, September 30, 2005	$137	17	5	159

	Nine Months Ended September 30, 2005
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING ADJUSTMENT ACCRUAL
Wachovia Securities retail brokerage — July 1, 2003
Balance, December 31, 2004	$88	228	5	321
Purchase accounting adjustments	(9)	(42)	—	(51)
Cash payments	(74)	(126)	(3)	(203)
Noncash write-downs	—	(60)	—	(60)

Balance, September 30, 2005	$5	—	2	7

Table 15
DEPOSITS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$68,402	63,079	61,626	64,197	52,524
Savings and NOW accounts	78,013	79,957	81,485	83,678	73,477
Money market accounts	98,838	92,869	93,840	91,184	84,075
Other consumer time	42,479	39,376	36,932	35,529	27,239

Total core deposits	287,732	275,281	273,883	274,588	237,315
OTHER DEPOSITS
Foreign	15,736	15,029	13,293	9,881	7,917
Other time	16,971	9,600	10,481	10,584	7,749

Total deposits	$320,439	299,910	297,657	295,053	252,981

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

September 30, 2005
(In millions)

MATURITY OF
3 months or less	$8,700
Over 3 months through 6 months	2,883
Over 6 months through 12 months	3,639
Over 12 months	9,043

Total time deposits in amounts of $100,000 or more	$24,265

Table 17
LONG-TERM DEBT

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 6.63%, due 2006 to 2020	$5,724	7,575	6,825	7,275	6,657
Floating rate, due 2006 to 2012	7,149	7,149	6,749	6,400	4,400
Equity-linked, due 2005 to 2010	168	128	107	73	59
Floating rate extendible, due 2005	—	—	10	10	10
Subordinated notes
6.30%, Putable/Callable, due 2028	200	200	200	200	200
6.605%, due 2025	250	250	250	250	250
4.875% to 7.50%, due 2006 to 2035	5,787	5,738	5,994	6,000	5,973
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	795	795	795
Hedge-related basis adjustments	97	405	172	412	538

Total notes and debentures issued by the Parent Company	20,170	22,240	21,102	21,415	18,882

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	4,386	4,922	5,238	5,124	4,124
Subordinated notes
Bank, 4.09% to 7.875%, due 2006 to 2036	6,549	6,849	6,849	5,174	3,350
Floating rate, due 2013	417	417	417	417	417
7.80% to 7.95%, due 2006 to 2007	250	250	250	249	249
6.75%, due 2006	200	200	200	375	375

Total notes issued by subsidiaries	11,802	12,638	12,954	11,339	8,515

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,106	3,106	3,106	3,106	3,106
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420	4,420	4,420	4,420
Advances from the Federal Home Loan Bank	4,145	4,970	5,001	5,001	5,001
Preferred units issued by subsidiaries	852	322	102	57	57
Capitalized leases	737	740	743	748	750
Mortgage notes and other debt of subsidiaries	525	324	483	483	460
Hedge-related basis adjustments	89	246	21	190	253

Total other debt	13,874	14,128	13,876	14,005	14,047

Total long-term debt	$45,846	49,006	47,932	46,759	41,444

Table 18
CHANGES IN STOCKHOLDERS’ EQUITY

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$47,904	46,467	47,317	33,897	32,646

Comprehensive income
Net income	1,665	1,650	1,621	1,448	1,263
Minimum pension liability	—	—	—	(65)	—
Net unrealized gain (loss) on debt and equity securities	(848)	607	(786)	(132)	744
Net unrealized gain (loss) on derivative financial instruments	(9)	5	(22)	(72)	(221)

Total comprehensive income	808	2,262	813	1,179	1,786
Purchases of common stock	(1,305)	(247)	(1,099)	(1,334)	(289)
Common stock issued for
Stock options and restricted stock	73	234	292	315	192
Acquisitions	3	—	—	14,000	—
Deferred income taxes on subsidiary stock	—	—	—	(87)	—
Deferred compensation, net	67	(87)	(129)	82	84
Cash dividends on common shares	(793)	(725)	(727)	(735)	(522)

Balance, end of period	$46,757	47,904	46,467	47,317	33,897

Table 19
CAPITAL RATIOS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$28,993	29,176	28,519	28,583	25,514
Total capital	42,183	41,791	41,093	39,633	34,342
Adjusted risk-weighted assets	390,843	371,511	360,516	356,766	306,040
Adjusted leverage ratio assets	$486,865	478,524	475,845	448,205	410,790
Ratios
Tier 1 capital	7.42%	7.85	7.91	8.01	8.34
Total capital	10.79	11.25	11.40	11.11	11.22
Leverage	5.96	6.10	5.99	6.38	6.21
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	8.78	9.36	9.17	9.59	7.76
Average	9.25%	9.36	9.44	9.03	7.83

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.55%	7.95	8.02	7.86	7.93
Wachovia Bank of Delaware, National Association	13.59	14.09	15.13	15.76	17.48
Total capital
Wachovia Bank, National Association	11.07	11.79	11.96	11.52	11.52
Wachovia Bank of Delaware, National Association	15.67	16.43	17.58	18.28	20.07
Leverage
Wachovia Bank, National Association	6.27	6.40	6.33	6.15	6.08
Wachovia Bank of Delaware, National Association	11.48%	11.83	13.25	12.18	10.15

(a)	Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	NINE MONTHS ENDED 2005			NINE MONTHS ENDED 2004
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,516	57	3.05%	$3,467	33	1.27%
Federal funds sold and securities purchased under resale agreements	24,467	558	3.05	25,013	219	1.17
Trading account assets (a)	33,577	1,202	4.78	26,402	828	4.18
Securities (a)	114,956	4,407	5.11	99,980	3,654	4.87
Loans (a) (b)
Commercial
Commercial, financial and agricultural	79,469	3,228	5.43	56,805	1,817	4.28
Real estate — construction and other	12,941	534	5.51	6,339	176	3.71
Real estate — mortgage	20,205	861	5.70	15,048	488	4.33
Lease financing	10,246	543	7.07	7,890	541	9.14
Foreign	7,669	206	3.59	7,043	129	2.44

Total commercial	130,530	5,372	5.50	93,125	3,151	4.52

Consumer
Real estate secured	75,861	3,275	5.76	52,525	2,128	5.40
Student loans	11,089	393	4.74	9,666	265	3.66
Installment loans	7,221	361	6.69	8,493	363	5.70

Total consumer	94,171	4,029	5.71	70,684	2,756	5.20

Total loans	224,701	9,401	5.59	163,809	5,907	4.81

Loans held for sale	14,500	604	5.56	15,168	478	4.20
Other earning assets	10,296	378	4.90	11,241	262	3.12

Total earning assets excluding derivatives	425,013	16,607	5.22	345,080	11,381	4.40
Risk management derivatives (c)	—	775	0.24	—	1,128	0.44

Total earning assets including derivatives	425,013	17,382	5.46	345,080	12,509	4.84

Cash and due from banks	12,441			11,123
Other assets	67,724			55,231

Total assets	$505,178			$411,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	80,041	575	0.96	69,594	241	0.46
Money market accounts	95,420	1,341	1.88	75,881	523	0.92
Other consumer time	38,395	837	2.91	26,881	545	2.71
Foreign	12,728	265	2.78	7,412	69	1.25
Other time	10,966	270	3.29	7,751	107	1.83

Total interest-bearing deposits	237,550	3,288	1.85	187,519	1,485	1.06
Federal funds purchased and securities sold under repurchase agreements	53,954	1,147	2.84	47,340	404	1.14
Commercial paper	13,191	287	2.91	12,099	105	1.16
Securities sold short	10,776	271	3.37	10,464	216	2.76
Other short-term borrowings	6,511	85	1.75	6,165	36	0.76
Long-term debt	47,764	1,557	4.35	38,359	1,146	3.99

Total interest-bearing liabilities excluding derivatives	369,746	6,635	2.40	301,946	3,392	1.50
Risk management derivatives (c)	—	406	0.14	—	263	0.12

Total interest-bearing liabilities including derivatives	369,746	7,041	2.54	301,946	3,655	1.62

Noninterest-bearing deposits	61,906			49,508
Other liabilities	26,301			27,152
Stockholders’ equity	47,225			32,828

Total liabilities and stockholders’ equity	$505,178			$411,434

Interest income and rate earned — including derivatives		$17,382	5.46%		$12,509	4.84%
Interest expense and equivalent rate paid — including derivatives		7,041	2.21		3,655	1.42

Net interest income and margin — including derivatives		$10,341	3.25%		$8,854	3.42%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	THIRD QUARTER 2005			SECOND QUARTER 2005
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,417	21	3.46%	$2,649	20	3.07%
Federal funds sold and securities purchased under resale agreements	24,451	216	3.50	24,676	189	3.08
Trading account assets (a)	33,720	423	5.01	31,879	377	4.73
Securities (a)	114,902	1,461	5.08	115,006	1,469	5.11
Loans (a) (b)
Commercial
Commercial, financial and agricultural	81,488	1,184	5.77	80,213	1,084	5.42
Real estate — construction and other	13,322	201	5.96	12,885	177	5.53
Real estate — mortgage	19,684	302	6.09	20,204	288	5.71
Lease financing	9,979	178	7.15	10,252	183	7.11
Foreign	8,164	80	3.88	7,641	68	3.55

Total commercial	132,637	1,945	5.82	131,195	1,800	5.50

Consumer
Real estate secured	78,088	1,166	5.97	74,799	1,072	5.74
Student loans	11,267	144	5.07	10,995	129	4.72
Installment loans	6,968	124	7.04	6,892	115	6.75

Total consumer	96,323	1,434	5.94	92,686	1,316	5.69

Total loans	228,960	3,379	5.87	223,881	3,116	5.58

Loans held for sale	16,567	244	5.90	14,024	194	5.51
Other earning assets	10,329	138	5.27	10,419	125	4.84

Total earning assets excluding derivatives	431,346	5,882	5.43	422,534	5,490	5.20
Risk management derivatives (c)	—	231	0.21	—	265	0.26

Total earning assets including derivatives	431,346	6,113	5.64	422,534	5,755	5.46

Cash and due from banks	12,277			12,389
Other assets	67,944			68,438

Total assets	$511,567			$503,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	78,961	220	1.10	80,113	194	0.97
Money market accounts	97,746	529	2.15	94,990	455	1.92
Other consumer time	41,063	325	3.13	38,064	273	2.87
Foreign	15,285	123	3.18	11,857	81	2.75
Other time	10,338	109	4.21	9,999	78	3.09

Total interest-bearing deposits	243,393	1,306	2.13	235,023	1,081	1.84
Federal funds purchased and securities sold under repurchase agreements	56,426	460	3.24	53,984	375	2.79
Commercial paper	12,664	108	3.39	13,365	97	2.91
Securities sold short	9,040	77	3.38	10,648	92	3.49
Other short-term borrowings	6,471	29	1.80	6,694	30	1.82
Long-term debt	47,788	536	4.48	48,114	528	4.39

Total interest-bearing liabilities excluding derivatives	375,782	2,516	2.66	367,828	2,203	2.40
Risk management derivatives (c)	—	141	0.15	—	141	0.16

Total interest-bearing liabilities including derivatives	375,782	2,657	2.81	367,828	2,344	2.56

Noninterest-bearing deposits	62,978			62,171
Other liabilities	25,479			26,248
Stockholders’ equity	47,328			47,114

Total liabilities and stockholders’ equity	$511,567			$503,361

Interest income and rate earned — including derivatives		$6,113	5.64%		$5,755	5.46%
Interest expense and equivalent rate paid — including derivatives		2,657	2.44		2,344	2.23

Net interest income and margin — including derivatives		$3,456	3.20%		$3,411	3.23%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FIRST QUARTER 2005			FOURTH QUARTER 2004			THIRD QUARTER 2004
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$2,484	16	2.62%	$3,909	18	1.85%	$3,153	12	1.52%
24,272	153	2.55	24,722	123	1.99	26,419	96	1.44
35,147	402	4.59	36,517	411	4.49	32,052	348	4.34
114,961	1,477	5.15	103,879	1,297	5.00	101,493	1,237	4.88

76,651	960	5.08	69,394	836	4.79	58,278	642	4.40
12,608	156	5.01	10,537	120	4.53	6,683	67	4.02
20,739	271	5.31	19,035	237	4.95	14,877	170	4.54
10,513	182	6.94	10,185	180	7.07	9,692	178	7.33
7,192	58	3.28	7,448	58	3.10	7,330	47	2.51

127,703	1,627	5.16	116,599	1,431	4.88	96,860	1,104	4.54

74,658	1,037	5.57	62,083	853	5.49	54,288	732	5.38
11,003	120	4.41	10,560	107	4.04	10,145	97	3.80
7,811	122	6.31	7,285	111	6.12	7,259	107	5.86

93,472	1,279	5.49	79,928	1,071	5.35	71,692	936	5.21

221,175	2,906	5.30	196,527	2,502	5.08	168,552	2,040	4.83

12,869	166	5.19	21,405	261	4.89	17,119	186	4.34
10,139	115	4.58	10,531	104	3.89	11,121	96	3.43

421,047	5,235	5.00	397,490	4,716	4.74	359,909	4,015	4.45
—	279	0.27	—	313	0.31	—	349	0.39

421,047	5,514	5.27	397,490	5,029	5.05	359,909	4,364	4.84

12,661			11,870			11,159
66,778			63,071			53,331

$500,486			$472,431			$424,399

81,071	161	0.81	79,476	128	0.64	73,171	93	0.51
93,477	357	1.55	90,382	271	1.19	81,525	197	0.96
36,005	239	2.70	32,540	212	2.58	26,860	180	2.68
10,996	61	2.26	9,486	46	1.92	7,453	27	1.42
12,583	83	2.67	9,938	56	2.31	7,803	39	1.98

234,132	901	1.56	221,822	713	1.28	196,812	536	1.08
51,395	312	2.46	47,264	233	1.96	47,052	164	1.39
13,553	82	2.45	11,840	58	1.94	12,065	43	1.42
12,681	102	3.25	12,694	102	3.18	12,388	96	3.09
6,370	26	1.63	5,859	19	1.33	6,042	15	0.91
47,385	493	4.17	44,010	443	4.02	39,951	404	4.05

365,516	1,916	2.12	343,489	1,568	1.82	314,310	1,258	1.60
—	124	0.14	—	104	0.12	—	78	0.09

365,516	2,040	2.26	343,489	1,672	1.94	314,310	1,336	1.69

60,542			58,229			51,433
27,197			28,069			25,410
47,231			42,644			33,246

$500,486			$472,431			$424,399

	$5,514	5.27%		$5,029	5.05%		$4,364	4.84%
	2,040	1.96		1,672	1.68		1,336	1.48

	$3,474	3.31%		$3,357	3.37%		$3,028	3.36%

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2005			2004
	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,976	12,464	12,043	11,714	10,355
Interest-bearing bank balances	2,492	2,852	1,285	4,441	7,664
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $14,920 at September 30, 2005, $5,377 repledged)	27,083	22,528	24,899	22,436	30,629

Total cash and cash equivalents	42,551	37,844	38,227	38,591	48,648

Trading account assets	49,646	46,519	47,149	45,932	45,129
Securities	117,195	117,906	116,731	110,597	102,157
Loans, net of unearned income	239,733	230,287	227,266	223,840	174,504
Allowance for loan losses	(2,719)	(2,718)	(2,732)	(2,757)	(2,324)

Loans, net	237,014	227,569	224,534	221,083	172,180

Loans held for sale	18,038	14,531	14,173	12,988	17,755
Premises and equipment	5,352	5,354	5,260	5,268	4,150
Due from customers on acceptances	882	826	826	718	563
Goodwill	21,857	21,861	21,635	21,526	11,481
Other intangible assets	1,285	1,378	1,428	1,581	946
Other assets	38,561	38,052	36,870	35,040	33,689

Total assets	$532,381	511,840	506,833	493,324	436,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	68,402	63,079	61,626	64,197	52,524
Interest-bearing deposits	252,037	236,831	236,031	230,856	200,457

Total deposits	320,439	299,910	297,657	295,053	252,981
Short-term borrowings	78,184	75,726	73,401	63,406	67,589
Bank acceptances outstanding	932	859	866	755	570
Trading account liabilities	19,815	19,827	22,418	21,709	22,704
Other liabilities	16,504	15,750	15,281	15,507	14,838
Long-term debt	45,846	49,006	47,932	46,759	41,444

Total liabilities	481,720	461,078	457,555	443,189	400,126

Minority interest in net assets of consolidated subsidiaries	3,904	2,858	2,811	2,818	2,675

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2005	—	—	—	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.553 billion shares at September 30, 2005	5,178	5,258	5,255	5,294	4,359
Paid-in capital	30,821	31,038	30,976	31,120	18,095
Retained earnings	11,086	11,079	10,319	10,178	10,449
Accumulated other comprehensive income, net	(328)	529	(83)	725	994

Total stockholders’ equity	46,757	47,904	46,467	47,317	33,897

Total liabilities and stockholders’ equity	$532,381	511,840	506,833	493,324	436,698

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2005			2004
	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$3,588	3,362	3,174	2,814	2,393
Interest and dividends on securities	1,434	1,437	1,426	1,232	1,156
Trading account interest	403	354	378	388	325
Other interest income	635	549	475	535	427

Total interest income	6,060	5,702	5,453	4,969	4,301

INTEREST EXPENSE
Interest on deposits	1,408	1,221	1,050	860	691
Interest on short-term borrowings	742	670	601	492	396
Interest on long-term debt	507	453	389	320	249

Total interest expense	2,657	2,344	2,040	1,672	1,336

Net interest income	3,403	3,358	3,413	3,297	2,965
Provision for credit losses	82	50	36	109	43

Net interest income after provision for credit losses	3,321	3,308	3,377	3,188	2,922

FEE AND OTHER INCOME
Service charges	555	528	513	519	499
Other banking fees	385	355	351	343	313
Commissions	615	603	599	620	568
Fiduciary and asset management fees	732	728	714	700	668
Advisory, underwriting and other investment banking fees	294	257	233	271	237
Trading account profits (losses)	146	17	99	(16)	(60)
Principal investing	166	41	59	7	201
Securities gains (losses)	29	136	(2)	23	(71)
Other income	320	312	429	337	246

Total fee and other income	3,242	2,977	2,995	2,804	2,601

NONINTEREST EXPENSE
Salaries and employee benefits	2,476	2,324	2,401	2,239	2,118
Occupancy	260	271	250	260	234
Equipment	276	269	265	272	268
Advertising	50	48	44	51	46
Communications and supplies	158	158	162	163	149
Professional and consulting fees	167	155	127	179	134
Other intangible amortization	101	107	115	113	99
Merger-related and restructuring expenses	83	90	61	116	127
Sundry expense	433	366	447	441	496

Total noninterest expense	4,004	3,788	3,872	3,834	3,671

Minority interest in income of consolidated subsidiaries	104	71	64	54	28

Income before income taxes	2,455	2,426	2,436	2,104	1,824
Income taxes	790	776	815	656	561

Net income	$1,665	1,650	1,621	1,448	1,263

PER COMMON SHARE DATA
Basic earnings	$1.07	1.05	1.03	0.97	0.97
Diluted earnings	1.06	1.04	1.01	0.95	0.96
Cash dividends	$0.51	0.46	0.46	0.46	0.40
AVERAGE COMMON SHARES
Basic	1,549	1,564	1,571	1,487	1,296
Diluted	1,575	1,591	1,603	1,518	1,316

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
(In millions, except per share data)	2005	2004

ASSETS
Cash and due from banks	$12,976	11,714
Interest-bearing bank balances	2,492	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $14,920 at September 30, 2005, $5,377 repledged)	27,083	22,436

Total cash and cash equivalents	42,551	38,591

Trading account assets	49,646	45,932
Securities	117,195	110,597
Loans, net of unearned income	239,733	223,840
Allowance for loan losses	(2,719)	(2,757)

Loans, net	237,014	221,083

Loans held for sale	18,038	12,988
Premises and equipment	5,352	5,268
Due from customers on acceptances	882	718
Goodwill	21,857	21,526
Other intangible assets	1,285	1,581
Other assets	38,561	35,040

Total assets	$532,381	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	68,402	64,197
Interest-bearing deposits	252,037	230,856

Total deposits	320,439	295,053
Short-term borrowings	78,184	63,406
Bank acceptances outstanding	932	755
Trading account liabilities	19,815	21,709
Other liabilities	16,504	15,507
Long-term debt	45,846	46,759

Total liabilities	481,720	443,189

Minority interest in net assets of consolidated subsidiaries	3,904	2,818

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2005	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.553 billion shares at September 30, 2005	5,178	5,294
Paid-in capital	30,821	31,120
Retained earnings	11,086	10,178
Accumulated other comprehensive income, net	(328)	725

Total stockholders’ equity	46,757	47,317

Total liabilities and stockholders’ equity	$532,381	493,324

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004

INTEREST INCOME
Interest and fees on loans	$3,588	2,393	10,124	7,044
Interest and dividends on securities	1,434	1,156	4,297	3,407
Trading account interest	403	325	1,135	759
Other interest income	635	427	1,659	1,109

Total interest income	6,060	4,301	17,215	12,319

INTEREST EXPENSE
Interest on deposits	1,408	691	3,679	1,993
Interest on short-term borrowings	742	396	2,013	1,011
Interest on long-term debt	507	249	1,349	651

Total interest expense	2,657	1,336	7,041	3,655

Net interest income	3,403	2,965	10,174	8,664
Provision for credit losses	82	43	168	148

Net interest income after provision for credit losses	3,321	2,922	10,006	8,516

FEE AND OTHER INCOME
Service charges	555	499	1,596	1,459
Other banking fees	385	313	1,091	883
Commissions	615	568	1,817	1,981
Fiduciary and asset management fees	732	668	2,174	2,072
Advisory, underwriting and other investment banking fees	294	237	784	640
Trading account profits (losses)	146	(60)	262	51
Principal investing	166	201	266	254
Securities gains (losses)	29	(71)	163	(33)
Other income	320	246	1,061	668

Total fee and other income	3,242	2,601	9,214	7,975

NONINTEREST EXPENSE
Salaries and employee benefits	2,476	2,118	7,201	6,464
Occupancy	260	234	781	687
Equipment	276	268	810	780
Advertising	50	46	142	142
Communications and supplies	158	149	478	457
Professional and consulting fees	167	134	449	369
Other intangible amortization	101	99	323	318
Merger-related and restructuring expenses	83	127	234	328
Sundry expense	433	496	1,246	1,287

Total noninterest expense	4,004	3,671	11,664	10,832

Minority interest in income of consolidated subsidiaries	104	28	239	130

Income before income taxes	2,455	1,824	7,317	5,529
Income taxes	790	561	2,381	1,763

Net income	$1,665	1,263	4,936	3,766

PER COMMON SHARE DATA
Basic earnings	$1.07	0.97	3.16	2.90
Diluted earnings	1.06	0.96	3.10	2.85
Cash dividends	$0.51	0.40	1.43	1.20
AVERAGE COMMON SHARES
Basic	1,549	1,296	1,561	1,299
Diluted	1,575	1,316	1,590	1,321

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2005	2004

OPERATING ACTIVITIES
Net income	$4,936	3,766
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	187	151
Provision for credit losses	168	148
Securitization transactions	(148)	(47)
Gain on sale of mortgage servicing rights	(20)	(30)
Securities transactions	(163)	33
Depreciation and other amortization	1,087	1,051
Trading account assets, net	(3,714)	(10,415)
Mortgage loans held for resale	101	(126)
Loss on sales of premises and equipment	90	101
Contribution to qualified pension plan	(330)	(253)
Loans held for sale, net	(5,814)	(5,321)
Other assets, net	(647)	680
Trading account liabilities, net	(1,894)	3,520
Other liabilities, net	1,969	(2,184)

Net cash used by operating activities	(4,192)	(8,926)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	41,173	34,719
Maturities of securities	28,560	22,315
Purchases of securities	(77,858)	(58,873)
Origination of loans, net	(15,452)	(8,989)
Sales of premises and equipment	50	476
Purchases of premises and equipment	(865)	(615)
Goodwill and other intangible assets	(331)	(353)
Purchase of bank-owned separate account life insurance	(1,705)	(195)
Cash equivalents acquired, net of purchases of insurance organizations	18	—

Net cash used by investing activities	(26,410)	(11,515)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	25,386	31,756
Securities sold under repurchase agreements and other short-term borrowings, net	14,778	(3,701)
Issuances of long-term debt	6,599	7,941
Payments of long-term debt	(7,512)	(3,227)
Issuances of common stock, net	207	402
Purchases of common stock	(2,651)	(1,023)
Cash dividends paid	(2,245)	(1,571)

Net cash provided by financing activities	34,562	30,577

Decrease in cash and cash equivalents	3,960	10,136
Cash and cash equivalents, beginning of year	38,591	38,512

Cash and cash equivalents, end of period	$42,551	48,648

NONCASH ITEMS
Transfer to securities from loans	$51	245
Transfer to securities from loans held for sale	87	—
Transfer to loans held for sale from loans, net	$(576)	(317)

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and result of operations as of and for the three and nine months ended September 30, 2005, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2004 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2004, including the related notes to consolidated financial statements.
BUSINESS COMBINATIONS
     On September 12, 2005, the Company announced the signing of a definitive merger agreement with Westcorp and WFS Financial Inc (“WFS”) the common stock of which 84 percent is owned by Westcorp and 16 percent is held by the public. The acquisition of this California-based auto loan originator business is expected to be completed in the first quarter of 2006. The terms of this transaction call for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before the announcement of the merger and ending two days after the merger announcement of $49.76, the transaction is valued at $3.9 billion.
     On June 21, 2004, the Company announced the signing of a definitive merger agreement with SouthTrust Corporation (“SouthTrust”), and the merger was completed on November 1, 2004. The terms of this transaction called for the Company to exchange 0.89 shares of its common stock for each share of SouthTrust common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before the announcement of the merger and ending two days after the merger announcement of $45.86, the transaction is valued at $14.0 billion and represents an exchange value of $40.82 for each share of SouthTrust common stock.
STOCK-BASED COMPENSATION
     In 2002, the Company adopted the fair value method of accounting for stock options. Certain awards made prior to January 1, 2002, continued to be accounted for using the intrinsic value method through their required service period which ended in 2004.
     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for the three and nine months ended September 30, 2005 and 2004, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004

Net income available to common stockholders, as reported	$1,665	1,263	4,936	3,766
Add stock-based employee compensation expense included in reported net income, net of income taxes	14	22	50	62
Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(14)	(25)	(50)	(95)

Pro forma net income available to common stockholders	$1,665	1,260	4,936	3,733

PER COMMON SHARE DATA
Basic — as reported	$1.07	0.97	3.16	2.90
Basic — pro forma	1.07	0.97	3.16	2.87
Diluted — as reported	1.06	0.96	3.10	2.85
Diluted — pro forma	$1.06	0.96	3.10	2.83

PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The components of the retirement benefit costs included in salaries and employee benefits for the nine months ended September 30, 2005 and 2004, are presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
(In millions)	2005	2004	2005	2004	2005	2004

RETIREMENT BENEFIT COSTS
Service cost	$134	115	3	1	3	3
Interest cost	182	174	19	16	38	39
Expected return on plan assets	(312)	(285)	—	—	(2)	(2)
Amortization of prior service cost	(20)	(20)	—	—	(6)	(6)
Amortization of actuarial losses	66	60	7	6	5	6
Termination benefit cost	—	—	—	—	1	—

Net retirement benefit costs	$50	44	29	23	39	40

     In April 2005, the Company contributed $330 million to the Qualified Pension. The Company does not expect to make any additional contributions to the Qualified Pension during the year. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
RECLASSIFICATIONS
     Certain amounts in 2004 were reclassified to conform with the presentation in 2005. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

NOTE 2: SECURITIES

	September 30, 2005
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$805	11	140	41	997	3	1	995	2.39
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	158	26,363	46,931	8	73,460	107	854	74,207	5.59
Asset-backed
Residual interests from securitizations	59	653	76	—	788	217	1	572	3.23
Retained bonds from securitizations	276	2,577	157	3	3,013	36	3	2,980	3.23
Collateralized mortgage obligations	102	6,031	689	—	6,822	12	58	6,868	3.66
Commercial mortgage-backed	5	3,196	4,146	—	7,347	250	39	7,136	5.72
Other	4,240	330	101	—	4,671	7	3	4,667	0.88
State, county and municipal	26	595	567	2,245	3,433	223	2	3,212	15.28
Sundry	1,218	7,028	4,094	4,324	16,664	270	43	16,437	7.02

Total market value	$6,889	46,784	56,901	6,621	117,195	1,125	1,004	117,074	5.64

MARKET VALUE
Debt securities	$6,889	46,784	56,901	4,308	114,882	1,077	992	114,797
Equity securities	—	—	—	2,313	2,313	48	12	2,277

Total market value	$6,889	46,784	56,901	6,621	117,195	1,125	1,004	117,074

AMORTIZED COST
Debt securities	$6,862	46,403	57,352	4,180	114,797
Equity securities	—	—	—	2,277	2,277

Total amortized cost	$6,862	46,403	57,352	6,457	117,074

WEIGHTED AVERAGE YIELD
U.S. Treasury	3.52%	3.42	2.60	4.95	3.45
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	6.34	4.76	5.03	5.01	4.94
Asset-backed
Residual interests from securitizations	22.86	16.22	28.16	—	17.73
Retained bonds from securitizations	6.04	4.60	7.90	8.93	4.90
Collateralized mortgage obligations	6.43	4.91	5.02	—	4.94
Commercial mortgage-backed	3.81	6.94	5.04	—	5.84
Other	4.37	5.30	5.22	—	4.45
State, county and municipal	7.35	8.77	8.55	6.99	7.55
Sundry	4.28	4.12	4.34	5.77	4.62
Consolidated	4.53%	4.99	5.04	6.17	5.05

     At September 30, 2005, all securities were classified as available for sale.
     At September 30, 2005, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $54.4 billion and a market value of $53.8 billion, and an amortized cost of $17.3 billion and a market value of $17.2 billion, respectively. Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $1.5 billion at September 30, 2005.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. At September 30, 2005, retained bonds with an amortized cost and a market value of $2.9 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.3 billion at September 30, 2005, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $59.5 billion at September 30, 2005, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At September 30, 2005, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $6.8 billion. At September 30, 2005, there were commitments to sell securities at a cost that approximates a market value of $3.2 billion.
     Gross gains and losses realized on the sale of debt securities in the nine months ended September 30, 2005, were $429 million and $281 million (including $117 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $17 million and $2 million (including $2 million of impairment losses), respectively.
NOTE 3: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and nine months ended September 30, 2005 and 2004, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2005	2004	2005	2004

COMPREHENSIVE INCOME
Net income	$1,665	1,263	4,936	3,766
OTHER COMPREHENSIVE INCOME
Net unrealized holding gain (loss) on securities	(848)	744	(1,027)	(113)
Net unrealized loss on cash flow hedge derivatives	(9)	(221)	(26)	(232)

Total comprehensive income	$808	1,786	3,883	3,421

NOTE 4: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries, and the change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s GAAP segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (“RAROC”) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Please refer to the Company’s 2004 Annual Report, including pages 26 through 32 and pages 104 through 106, for additional information related to business segments and performance metrics.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. Additionally, in the first quarter of 2005, the Company transferred certain insurance business lines to Wealth Management from Capital Management and have updated information for 2004 to reflect this change. The impact of this and other changes to previously reported segment earnings for full year 2004 was a $7 million decrease in the General Bank, a $5 million decrease in Capital Management, a $7 million increase in Wealth Management, a $42 million decrease in the Corporate and Investment Bank, and a $47 million increase in the Parent.

	Three Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,434	171	147	549	155	(53)	3,403
Fee and other income	760	1,201	191	1,011	79	—	3,242
Intersegment revenue	56	(12)	1	(45)	—	—	—

Total revenue (b)	3,250	1,360	339	1,515	234	(53)	6,645
Provision for credit losses	77	—	6	(3)	2	—	82
Noninterest expense	1,584	1,111	235	809	182	83	4,004
Minority interest	—	—	—	—	105	(1)	104
Income taxes (benefits)	573	92	35	242	(121)	(31)	790
Tax-equivalent adjustment	10	1	—	21	21	(53)	—

Net income	$1,006	156	63	446	45	(51)	1,665

Economic profit	$775	117	48	263	34	—	1,237
Risk adjusted return on capital	54.85%	44.22	47.41	29.63	16.06	—	39.73
Economic capital, average	$7,019	1,399	528	5,603	2,529	—	17,078
Cash overhead efficiency ratio (b)	48.74%	81.86	68.99	53.39	35.05	—	57.06
Lending commitments	$105,598	184	5,574	93,938	433	—	205,727
Average loans, net	163,801	694	14,180	38,783	11,502	—	228,960
Average core deposits	$208,718	30,700	13,224	24,797	3,309	—	280,748
FTE employees	41,609	18,340	4,660	4,799	23,499	—	92,907

	Three Months Ended September 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$1,985	155	129	587	172	(63)	2,965
Fee and other income	601	1,124	143	786	(53)	—	2,601
Intersegment revenue	43	(13)	2	(33)	1	—	—

Total revenue (b)	2,629	1,266	274	1,340	120	(63)	5,566
Provision for credit losses	74	—	(1)	(15)	(15)	—	43
Noninterest expense	1,362	1,094	191	682	215	127	3,671
Minority interest	—	—	—	—	65	(37)	28
Income taxes (benefits)	423	62	31	217	(137)	(35)	561
Tax-equivalent adjustment	10	—	—	30	23	(63)	—

Net income (loss)	$760	110	53	426	(31)	(55)	1,263

Economic profit	$592	74	36	269	(50)	—	921
Risk adjusted return on capital	57.00%	33.27	42.66	34.19	2.55	—	37.69
Economic capital, average	$5,123	1,312	447	4,603	2,253	—	13,738
Cash overhead efficiency ratio (b)	51.80%	86.39	69.93	50.86	96.32	—	61.20
Lending commitments	$76,592	107	4,390	75,732	319	—	157,140
Average loans, net	124,687	643	11,204	32,854	(836)	—	168,552
Average core deposits	$170,188	29,547	12,171	18,597	2,486	—	232,989
FTE employees	34,519	19,699	3,671	4,548	22,066	—	84,503

	Nine Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$7,203	486	430	1,661	561	(167)	10,174
Fee and other income	2,131	3,578	520	2,779	206	—	9,214
Intersegment revenue	148	(36)	4	(118)	2	—	—

Total revenue (b)	9,482	4,028	954	4,322	769	(167)	19,388
Provision for credit losses	202	—	5	(14)	(25)	—	168
Noninterest expense	4,643	3,293	645	2,253	596	234	11,664
Minority interest	—	—	—	—	264	(25)	239
Income taxes (benefits)	1,672	270	111	698	(291)	(79)	2,381
Tax-equivalent adjustment	30	1	—	76	60	(167)	—

Net income	$2,935	464	193	1,309	165	(130)	4,936

Economic profit	$2,229	349	144	782	126	—	3,630
Risk adjusted return on capital	53.46%	44.32	49.20	30.36	17.89	—	39.92
Economic capital, average	$7,021	1,401	504	5,402	2,462	—	16,790
Cash overhead efficiency ratio (b)	48.97%	81.78	67.54	52.12	35.51	—	56.80
Lending commitments	$105,598	184	5,574	93,938	433	—	205,727
Average loans, net	161,685	675	13,546	37,832	10,963	—	224,701
Average core deposits	$205,460	31,194	13,227	22,749	3,132	—	275,762
FTE employees	41,609	18,340	4,660	4,799	23,499	—	92,907

	Nine Months Ended September 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$5,728	410	359	1,772	585	(190)	8,664
Fee and other income	1,772	3,703	441	2,241	(182)	—	7,975
Intersegment revenue	121	(37)	4	(90)	2	—	—

Total revenue (b)	7,621	4,076	804	3,923	405	(190)	16,639
Provision for credit losses	207	—	(1)	(45)	(13)	—	148
Noninterest expense	3,990	3,456	571	1,920	567	328	10,832
Minority interest	—	—	—	—	214	(84)	130
Income taxes (benefits)	1,212	225	85	660	(325)	(94)	1,763
Tax-equivalent adjustment	31	—	—	93	66	(190)	—

Net income (loss)	$2,181	395	149	1,295	(104)	(150)	3,766

Economic profit	$1,655	282	98	820	(126)	—	2,729
Risk adjusted return on capital	53.63%	38.28	39.98	35.10	3.62	—	37.39
Economic capital, average	$5,187	1,379	449	4,543	2,256	—	13,814
Cash overhead efficiency ratio (b)	52.35%	84.78	71.06	48.93	61.86	—	60.53
Lending commitments	$76,592	107	4,390	75,732	319	—	157,140
Average loans, net	121,696	508	10,671	30,579	355	—	163,809
Average core deposits	$165,798	24,558	11,697	17,506	2,305	—	221,864
FTE employees	34,519	19,699	3,671	4,548	22,066	—	84,503

(a)	Certain amounts presented in periods prior to the third quarter of 2005 have been reclassified to conform to the presentation in the third quarter of 2005.

(b)	Tax-equivalent.

(c)	Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 5: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for the three and nine months ended September 30, 2005 and 2004, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004

Income available to common stockholders	$1,665	1,263	4,936	3,766
Basic earnings per common share	1.07	0.97	3.16	2.90
Diluted earnings per common share	$1.06	0.96	3.10	2.85

Average common shares — basic	1,549	1,296	1,561	1,299
Common share equivalents, unvested restricted stock and incremental common shares from forward purchase contracts	26	20	29	22

Average common shares — diluted	1,575	1,316	1,590	1,321

NOTE 6: DERIVATIVES (a)
     Risk management derivative financial instruments at September 30, 2005, are presented below.

	September 30, 2005
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps—receive fixed	$42,496	687	(330)	219	1	4.46
Interest rate swaps—pay fixed	1,337	—	(90)	(56)	—	4.75
Forward purchase commitments	2,304	—	(9)	(5)	—	0.05
Futures	400	—	(1)	—	—	0.25
Fair value hedges (c)
Interest rate swaps—pay fixed	2,120	34	(3)	—	(2)	16.24
Forward sale commitments	2,511	10	(5)	—	(4)	0.06

Total asset hedges	$51,168	731	(438)	158	(5)	4.51

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps—pay fixed	$42,928	221	(360)	(87)	—	4.06
Futures	42,250	66	—	41	—	0.25
Fair value hedges (e)
Interest rate swaps—receive fixed	19,707	364	(212)	—	(1)	6.72
Interest rate options	1,125	—	—	—	—	0.01

Total liability hedges	$106,010	651	(572)	(46)	(1)	2.99

Total	$157,178	1,382	(1,010)	112	(6)	—

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. All other derivative financial instruments are classified as trading.
(b) Receive-fixed interest rate swaps with a notional amount of $42.5 billion and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.3 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of available for sale securities. Forward purchase commitments of $1.0 billion and $1.3 billion are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of loans and available for sale securities, respectively. Eurodollar futures with a notional amount of $400 million are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans.
(c) Pay-fixed interest rate swaps with a notional amount of $2.1 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $1.7 billion and $761 million are designated as fair value hedges of available for sale securities and mortgage loans in the warehouse, respectively.
(d) Derivatives with a notional amount of $74.4 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $32.1 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $9.0 billion are forward-starting, and $42.3 billion are Eurodollar futures. Pay-fixed interest rate swaps with a notional amount of $10.8 billion, of which $2.2 billion are forward-starting and with rates based on one-to-six month LIBOR, are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of long-term debt.
(e) Receive-fixed interest rate swaps with a notional amount of $19.7 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt. Purchased interest rate options with a notional amount of $1.1 billion are designated as fair value hedges of embedded interest rate options in long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(g) At September 30, 2005, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $349 million, net of income taxes. Of this net of tax amount, a $112 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $461 million loss relates to terminated and/or redesignated derivatives. At September 30, 2005, $21 million of net losses, net of income taxes, recorded in accumulated other comprehensive income are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 28.89 years.
(h) In the nine months ended September 30, 2005, losses in the amount of $6 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in the nine months ended September 30, 2005, was increased by $5 million representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments at September 30, 2005, are presented below.

	September 30, 2005
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$5,984	955	17,612	17,945	—	42,496
Notional amount — swaps—pay fixed	—	45	579	675	38	1,337
Notional amount — other	$2,704	—	—	—	—	2,704
Weighted average receive rate (a)	3.81%	4.07	4.58	5.16	2.47	4.71
Weighted average pay rate (a)	3.89%	3.70	3.77	3.86	4.58	3.82
Unrealized gain (loss)	$(39)	(14)	(18)	330	(2)	257

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	41	70	388	1,621	2,120
Notional amount — other	$2,511	—	—	—	—	2,511
Weighted average receive rate (a)	—%	3.67	3.79	3.69	2.58	2.72
Weighted average pay rate (a)	—%	3.24	4.09	4.45	3.82	3.93
Unrealized gain (loss)	$4	1	1	6	24	36

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$3,987	12,017	12,897	10,552	3,475	42,928
Notional amount — other	$30,600	9,425	2,225	—	—	42,250
Weighted average receive rate (a)	3.91%	3.89	3.91	3.85	3.76	3.89
Weighted average pay rate (a)	2.66%	3.99	5.35	6.42	5.89	4.62
Unrealized gain (loss)	$51	54	54	(44)	(188)	(73)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$500	3,865	7,552	5,472	2,318	19,707
Notional amount — other	$1,125	—	—	—	—	1,125
Weighted average receive rate (a)	7.28%	5.81	4.83	4.70	5.45	5.12
Weighted average pay rate (a)	4.07%	3.89	3.82	3.98	3.70	3.87
Unrealized gain (loss)	$9	1	86	(29)	85	152

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at September 30, 2005.
     Activity related to risk management derivative financial instruments for the nine months ended September 30, 2005, is presented below.

	September 30, 2005
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2004	$57,438	166,238	223,676
Additions	87,743	83,723	171,466
Maturities and amortizations	(36,861)	(66,852)	(103,713)
Terminations	(25,686)	(4,115)	(29,801)
Redesignations and transfers to trading account assets	(31,466)	(72,984)	(104,450)

Balance, September 30, 2005	$51,168	106,010	157,178

NOTE 7: GUARANTEES

	September 30, 2005		December 31, 2004
		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	63,834	—	48,879
Standby letters of credit	106	33,757	101	30,815
Liquidity agreements	2	7,099	1	7,568
Loans sold with recourse	43	4,901	39	5,238
Residual value guarantees on operating leases	12	682	9	629
Written put options	185	3,860	353	3,187
Contingent consideration	—	280	—	259

Total guarantees	$348	114,413	503	96,575